     As filed with the Securities and Exchange Commission on July 22, 1997

                                                Registration No. 333-[file no.]

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        --------------------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                        -------------------------------
                              Norwest Corporation
             (Exact name of registrant as specified in its charter)


       Delaware                      6711                      41-0449260
   (State or other            (Primary Standard             (I.R.S. Employer
   jurisdiction of               Industrial                Identification No.)
  incorporation or              Classification
   organization)                 Code Number)

                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1000
                                 612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                      ------------------------------------
                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                              Norwest Corporation
                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1026
                                 612-667-8858
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:
        Robert J. Kaukol                         Stephen A. Hellerstein
       Norwest Corporation                Hellerstein, Hellerstein & Shore, P.C.
         Norwest Center                               P.O. Box 5637
       Sixth and Marquette                        Denver, Colorado 80217
Minneapolis, Minnesota  55479-1026

                              ------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================
        Title of Securities             Amount    Proposed Maximum  Proposed Maximum    Amount of
               to Be                    to Be      Offering Price       Aggregate      Registration
             Registered               Registered     Per Share       Offering Price        Fee
---------------------------------------------------------------------------------------------------
Common Stock                             350,000        N/A            $5,189,902 (2)     $1,572.70
(par value $1-2/3 per share) (1)
===================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of December 31, 1996 of all shares of common stock to be acquired by the registrant in the transaction described herein.

                          --------------------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 --------------------------------------------

                            [Southwest letterhead]






                                                                  July  29, 1997



Dear Shareholder:

     Your board of directors has approved the acquisition of The Bank of the Southwest by Norwest Corporation. Norwest will acquire Southwest through the consolidation of Southwest with a newly-formed, wholly-owned subsidiary bank of Norwest. Southwest will be the surviving bank in the consolidation. If the consolidation is completed, Southwest will become a wholly-owned subsidiary of Norwest and you will receive shares of Norwest common stock for your shares of Southwest common stock.

     In the proposed consolidation, Norwest will exchange $14,700,000 in Norwest common stock for all of the outstanding shares of Southwest common stock. Based on 5,500 shares of Southwest common stock outstanding, this works out to approximately $2,673 in Norwest common stock for each share of Southwest common stock. The Norwest common stock to be exchanged in the consolidation will be valued at the average closing price for Norwest common stock over a fixed measurement period. For each share of Southwest common stock you own, you will receive that number of shares of Norwest common stock equal to $2,673 divided by this average.

     Norwest cannot acquire Southwest without the approval of Southwest's shareholders. We've called a special shareholders meeting to vote on the matter. The meeting will be held on August 28, 1997 at 10:00 a.m. at the Strater Hotel, 699 Main Avenue, Durango, Colorado. If shareholders do not approve the acquisition, Southwest will continue to operate as an independent bank.

     Please read the following materials for information concerning the consolidation and the special meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting.



                                  R.W. "Nick" Turner Jr.
                                  Chairman of the Board of Directors


--------------------------------------------------------------------------------

 Whether or not you plan to attend the special meeting, please fill in, sign, date, and promptly return the accompanying proxy card in the enclosed envelope.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.................................

DEFINED TERMS.............................................................

WHAT "INCORPORATED BY REFERENCE" MEANS....................................

PROXY STATEMENT-PROSPECTUS................................................

  SUMMARY
    Parties to the Consolidation..........................................
    Reasons for the Consolidation.........................................
    Recommendation of the Southwest Board.................................
    Approval of the Consolidation.........................................
    The Consolidation.....................................................
    Comparative Per Common Share Data.....................................
    Selected Historical Financial Information.............................
    Share Prices and Dividends for Norwest Common Stock...................

  SPECIAL MEETING OF SHAREHOLDERS.........................................
    Record Date...........................................................
    Voting Rights; Votes Required for Approval............................
    Voting and Revocation of Proxies......................................
    Solicitation of Proxies...............................................
    Other Matters.........................................................

  THE CONSOLIDATION.......................................................
    Purpose and Effect of the Consolidation...............................
    Background of and Reasons for the Consolidation.......................
    Appraisal Rights......................................................
    Additional Interests of Southwest's Management in the
     Consolidation........................................................
    Exchange of Certificates..............................................
    Regulatory Approvals..................................................
    Effect on Southwest Employee Benefit Plans............................
    Certain U.S. Federal Income Tax Consequences..........................
    Resale of Norwest Common Stock........................................
    Stock Exchange Listing................................................
    Accounting Treatment..................................................

  DEFERRED COMPENSATION PAYMENT...........................................

  THE REORGANIZATION AGREEMENT............................................
    Basic Plan of Reorganization..........................................
    Representations and Warranties........................................
    Certain Covenants.....................................................
    Conditions to the Completion of the Consolidation.....................
    Termination of the Reorganization Agreement...........................
    Effect of Termination.................................................
    Waiver and Amendment..................................................
    Expenses..............................................................

  COMPARISON OF RIGHTS OF SOUTHWEST COMMON STOCK AND NORWEST COMMON
  STOCK...................................................................
    Capital Stock.........................................................
    Rights Plan...........................................................
    Directors.............................................................
    Amendment of Charter Document and Bylaws..............................
    Shareholder Approval of Mergers and Asset Sales.......................
    Appraisal Rights......................................................
    Special Meetings......................................................
    Directors Duties......................................................
    Action Without a Meeting..............................................
    Limitation of Director Liability......................................
    Indemnification of Officers and Directors.............................
    Dividends.............................................................
    Corporate Governance Procedures; Nomination of Directors..............

  INFORMATION ABOUT SOUTHWEST.............................................

    General...............................................................
    Competition...........................................................
    Regulation and Supervision............................................
    Properties............................................................
    Legal Proceedings.....................................................
    Market Information and Dividends......................................
    Principal Shareholders and Security Ownership of Management of
     Southwest............................................................
    Board of Directors....................................................

  SOUTHWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................
    General...............................................................
    Financial Condition...................................................
    Results of Operations.................................................
    Certain Selected Statistical Disclosure...............................

  CERTAIN REGULATORY AND OTHER
  CONSIDERATIONS PERTAINING TO NORWEST....................................
    Bank Regulatory Agencies..............................................
    Bank Holding Company Activities; Interstate Banking...................
    Dividend Restrictions.................................................
    Holding Company Structure.............................................
    Regulatory Capital Standards and Related Matters......................
    FDIC Insurance........................................................
    Fiscal and Monetary Policies..........................................
    Competition...........................................................

  EXPERTS.................................................................

  LEGAL MATTERS...........................................................

  INFORMATION CONCERNING NORWEST MANAGEMENT...............................

  WHERE YOU CAN FIND MORE INFORMATION.....................................

  INDEX TO SOUTHWEST FINANCIAL STATEMENTS.................................

  APPENDIX A AMENDMENT TO AGREEMENT (A-1 - A-2)...........................

            AGREEMENT AND PLAN OF
            REORGANIZATION
            (A-3 - A-28)

APPENDIX B  DEFERRED COMPENSATION
            AGREEMENT

APPENDIX C  UNITED STATES CODE TITLE
            12, SECTION 215

APPENDIX D  BANKING CIRCULAR 259

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


     A special meeting of shareholders of The Bank of the Southwest, National Association will be held on August 28, 1997 at 10:00 a.m. at the Strater Hotel, 699 Main Avenue, Durango, Colorado. The purposes of the meeting are as follows:

     1. To vote on a proposal to approve the agreement and plan of reorganization between Southwest and Norwest Corporation, as amended. This agreement provides for the consolidation of a newly-formed, wholly-owned subsidiary bank of Norwest with Southwest, and for Southwest to be the surviving bank. If the consolidation is completed, Southwest will become a wholly-owned subsidiary of Norwest and Southwest shareholders will receive shares of Norwest common stock for their shares of Southwest common stock.

     2. To vote on a proposal to approve the payment of deferred compensation of $1,176,000 to Marion O. Francis, Jr., president of Southwest, in connection with the change in ownership of Southwest that will occur as a result of the consolidation. The deferred compensation is payable in shares of Norwest common stock upon completion of the transaction. Shareholder approval of this payment will allow Norwest to deduct the entire payment as an expense for federal income tax purposes. Shareholder approval will also result in Mr. Francis not having to pay a 20% nondeductible excise tax on any portion of the payment.

     The record date for the special meeting is July 28, 1997. Only shareholders of record at the close of business on that date can vote at the meeting.



                                       Sue Gast
                                       Corporate Secretary

                                       DEFINED TERMS

     Following are the definitions of certain terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.



Adjusted Norwest Shares.......................          the number equal to $14,700,000 divided by the Norwest
                                                        Measurement Price.

Bank Holding Company Act......................          Bank Holding Company Act of 1956.

Consolidation.................................          the consolidation of Southwest with Norwest Interim Bank
                                                        Southwest, National Association, as a result of which Southwest will become a wholly-owned subsidiary of Norwest.

DGCL..........................................          Delaware General Corporation Law.

Deferred Compensation Agreement...............          the deferred compensation agreement dated July 18, 1997 between
                                                        Southwest and Marion O. Francis, Jr., president of Southwest.

Exchange Act..................................          Securities Exchange Act of 1934.

Federal Reserve Board.........................          Board of Governors of the Federal Reserve System.

FDI Act.......................................          Federal Deposit Insurance Act.

FDIC..........................................          Federal Deposit Insurance Corporation.

Interstate Banking Act........................          Reigle-Neal Interstate Banking and Branching Act.

National Bank Act.............................          National Bank Act.

Norwest.......................................          Norwest Corporation and its consolidated subsidiaries.

Norwest Board.................................          Norwest's board of directors.

Norwest Bylaws................................          Norwest's bylaws.

Norwest Certificate...........................          Norwest's restated certificate of incorporation.

Norwest Common Stock..........................          Norwest's common stock, par value $1-2/3 per share.

Norwest Interim Bank Southwest,                         a wholly-owned subsidiary of Norwest incorporated for the
National Association..........................          limited purpose of consolidating with Norwest.

Norwest Measurement Price.....................          the average of the closing prices of a share of Norwest Common
                                                        Stock as reported on the composite tape of the New York Stock
                                                        Exchange during the period of 20 trading days ending on the day immediately before the special meeting of Southwest
                                                        shareholders.

OCC...........................................          Officer of the Comptroller of the Currency.

OTS...........................................        Office of Thrift Supervision.

Reorganization Agreement......................        the Agreement and Plan of Reorganization dated March 18, 1997 between Southwest and Norwest, as amended April 11, 1997.

SEC...........................................        Securities and Exchange Commission.

Securities Act................................        Securities Act of 1933.

Southwest.....................................        The Bank of the Southwest, National Association.

Southwest Articles............................        Southwest's articles of association.

Southwest Board...............................        Southwest's board of directors.

Southwest Bylaws..............................        Southwest's bylaws.

Southwest Common Stock........................        Southwest's common stock, par value $100 per share.

                    WHAT "INCORPORATED BY REFERENCE" MEANS

     Incorporation by reference is a concept that allows Norwest not to include in this Proxy Statement-Prospectus some of the information about Norwest that may be important to your decision whether to approve the Consolidation. The information is instead "incorporated" into this Proxy Statement-Prospectus by reference to one or more documents previously filed by Norwest with the SEC. For example, the information contained in Norwest's consolidated financial statements for the years ended December 31, 1996 and 1995 may be important to your decision, as may be a detailed description of Norwest's business. None of this information is physically included in this Proxy Statement-Prospectus. Instead, this Proxy Statement-Prospectus refers you to Norwest's annual report on Form 10-K, which is the document that physically contains the financial statements and the most recent description of Norwest's business.

     Information that has been incorporated by reference is considered part of this Proxy Statement-Prospectus, even though it is not physically included. As a result, the information is considered to have been disclosed to you, whether or not you obtain a copy of the document containing the information.

     This Proxy Statement-Prospectus will indicate when information has been incorporated by reference. It will also specify the document that physically contains the information. As you read this Proxy Statement-Prospectus, please make a list of the documents that you want to review in deciding whether to approve the Consolidation. The section entitled "Where You Can Find More Information" explains how to get copies of these documents.


                           PROXY STATEMENT-PROSPECTUS

     This document serves as both a proxy statement of Southwest and a prospectus of Norwest. As a proxy statement, it is being provided to you because the Southwest Board is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Norwest will issue shares of Norwest Common Stock to you in the Consolidation in exchange for your shares of Southwest Common Stock.

     At the special meeting, Southwest shareholders will vote on the Reorganization Agreement. The Reorganization Agreement provides for the consolidation of Southwest with a newly-formed, wholly-owned subsidiary bank of Norwest, with Southwest being the surviving bank. If the Consolidation is completed, Southwest will become a wholly-owned subsidiary of Norwest and Southwest shareholders will receive shares of Norwest Common Stock for their shares of Southwest Common Stock.

     Southwest shareholders will also vote on the payment of deferred compensation of $1,176,000 to Marion O. Francis, Jr., president of Southwest, in connection with the change in ownership of Southwest that will occur as a result of the Consolidation. The deferred compensation is payable in shares of Norwest Common Stock upon completion of the Consolidation. If shareholders approve this payment, Norwest will be allowed to deduct the entire payment as an expense for federal income tax purposes and Mr. Francis will not be required to pay a 20% nondeductible excise tax on portion of the payment.

     This Proxy Statement-Prospectus provides detailed information concerning the Consolidation and the special meeting. The Reorganization Agreement is attached to this Proxy Statement-Prospectus as Appendix A and is considered part of this Proxy Statement-Prospectus. Southwest and Norwest encourage you to read this entire Proxy Statement-Prospectus (including the appendixes) carefully.

                          ____________________________

     In deciding whether to vote for the Consolidation and receive shares of Norwest Common Stock in exchange for your shares of Southwest Common Stock, you should be aware that:

 .  Neither the SEC nor any state securities regulators have approved the Norwest
   Common Stock offered by this Proxy Statement-Prospectus or determined whether this Proxy Statement-Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 . The shares of Norwest Common Stock offered by this Proxy Statement-Prospectus are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Norwest and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

 . Norwest, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation may affect, among other things, Norwest's earnings and/or restrict its ability to pay dividends on Norwest Common Stock. See "Certain Regulatory and Other Considerations Pertaining to Norwest.

                         ----------------------------

            This Proxy Statement-Prospectus is dated July 29, 1997.
 It is first being mailed to Southwest shareholders on or about July 29, 1997.

                                    SUMMARY
                                    -------


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Consolidation fully, and for a more complete description of the legal terms of the Consolidation, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."

Parties to the Consolidation

  Norwest Corporation.........................  Norwest is a diversified financial services company organized
  Sixth and Marquette                           under the laws of Delaware and registered under the Bank Holding
  Minneapolis, Minnesota 55479                  Company Act.  Through its subsidiaries and affiliates, Norwest
  (612) 667-1234                                provides retail, commercial and corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

                                                At March 31, 1997, Norwest had consolidated total assets of $83.6 billion, total deposits of $52.0 billion and total stockholders'
                                                equity of $6.2 billion.  Based on total assets at March 31, 1997,
                                                Norwest was the 11th largest commercial banking organization in the United States.

  The Bank of the Southwest...................  Southwest is an independently-owned bank headquartered in Pagosa
  523 San Juan Street                           Springs, Colorado, with branches both in Pagosa Springs and
  Pagosa Springs, Colorado 81147                Durango.  Southwest provides a full range of commercial, consumer
  (970) 264-4111                                and real estate banking services to individuals and small market businesses in both Pagosa and Durango.  As of December 31, 1996,
                                                Southwest had total assets of $73.9 million and total
                                                stockholders' equity of $5. 2.  On December 31, 1996, Southwest employed approximately 52 full-time equivalent employees.

Reasons for the Consolidation.................  The Southwest Board's reasons for the Consolidation include (a)
                                                the current and prospective economic environment and competitive constraints facing independent banks such as Southwest in
                                                Southwest Colorado, (b) the value of the Norwest Common Stock to be received by Southwest shareholders in the Consolidation in absolute terms and as compared to a competing offer for Southwest from another bank holding company, and (c) the benefits of consolidating with Norwest including access to Norwest's
                                                financial and management resources.

Recommendation of the Southwest Board.........  The Southwest Board believes the Consolidation is in your best interest and unanimously recommends that you vote FOR the
                                                proposal to approve the Reorganization Agreement and the Plan of
                                                Consolidation.

Approval of the Consolidation.................  The affirmative vote of at least two-thirds of the shares of
                                                Southwest Common Stock outstanding is required to approve the
                                                Consolidation.  Southwest's directors and officers, together with

                                       6

                                                their affiliates, own approximately 64.4% of the outstanding shares of Southwest Common Stock.  These individuals have informed
                                                Southwest that they intend to vote for the Consolidation.

                                                The Consolidation does not require the approval of Norwest's stockholders.

The Consolidation.............................  In the Consolidation, a newly-formed, wholly-owned subsidiary bank of Norwest, will consolidate with Southwest.  Southwest will be the surviving bank in the Consolidation.  If the Consolidation is completed, Southwest will become a wholly-owned subsidiary of
                                                Norwest and Southwest shareholders will receive shares of Norwest
                                                Common Stock for their shares of Southwest Common Stock.

                                                The terms of the Consolidation are governed by the Reorganization
                                                Agreement and the Plan of Consolidation.  You are encouraged to read both of these documents carefully.

  What Southwest Shareholders
  Will Receive (see page __)..................  In the Consolidation, Norwest will exchange $14,700,000 in
                                                Norwest Common Stock for all of the outstanding shares of
                                                Southwest Common Stock.  Based on 5,500 shares of Southwest
                                                Common Stock outstanding, this works out to approximately $2,673 in Norwest Common Stock for each share of Southwest Common Stock.

                                                The Norwest Common Stock to be exchanged in the Consolidation will be valued at the Norwest Measurement Price.  The Norwest
                                                Measurement Price is the average of the closing prices of a share of Norwest Common Stock as reported on the New York Stock
                                                Exchange for the 20-trading day measurement period ending on the last trading day before the special meeting.  For each share of
                                                Southwest Common Stock you own, you will receive that number of shares of Norwest Common Stock equal to $2,673 divided by this average.  For example, if the Norwest Measurement Price is $55, then you would receive approximately 48.60 shares of Norwest
                                                Common Stock for each share of Southwest Common Stock.  If the
                                                Norwest Measurement Price is $60, then you would receive
                                                approximately 44.55 shares.

  Management of Southwest After
  the Consolidation (see ______)..............  When the Consolidation is complete, Norwest will own all of the outstanding shares of Southwest Common Stock.  As a result,
                                                Norwest will be able to elect or appoint all of the directors and officers of Southwest.

  Deferred Compensation Payment
  (see page __ and Appendix B)................  In connection with the change in control of Southwest that will occur as a result of the Consolidation, Southwest will pay Marion
                                                O. Francis, Jr., president of Southwest, deferred compensation of
                                                $1,176,000.  The deferred compensation is payable in shares of
                                                Norwest Common Stock upon completion of the Consolidation.  Mr.
                                                Francis will receive that number of shares of Norwest

                                                Common Stock equal to $1,176,000 divided by the Norwest Measurement
                                                Price.

                                                At the special meeting, shareholders of Southwest will vote on a proposal to approve the deferred compensation payment.  If shareholders approve this payment, Norwest will be allowed to deduct the entire payment as an expense for federal income tax purposes and Mr. Francis will not be required to pay a 20%
                                                nondeductible excise tax on any portion of the payment.

                                                Norwest is not required to complete the Consolidation if
                                                Southwest shareholders do not approve the deferred compensation payment.

  Additional Interests of Southwest's
  Management (see page ___)...................  In deciding whether to approve the Consolidation, you should be aware that members of Southwest's management have other interests that are in addition to or different from those of Southwest shareholders generally.  These interests consist of the deferred compensation payment described above and employment agreements between certain members of management and Southwest and Norwest.

  Conditions to the Consolidation
  (see page__)................................  A number of conditions must be satisfied before the Consolidation can be completed.  Each party's representations and warranties in the Reorganization Agreement must be true, and each party must perform its obligations under the Reorganization Agreement. Also, there cannot be any change that has had, or might reasonably be expected to have, an adverse effect on Southwest.  Some of the conditions to the Consolidation are subject to exceptions and to a "materiality" standard.  Certain conditions may also be waived by the party entitled to assert the condition.

  Regulatory Approvals (see page ___).........  The Consolidation is subject to approval by the Federal Reserve
                                                Board, the OCC and the Colorado Banking Commissioner.  Norwest
                                                has filed applications with these agencies requesting approval of the Consolidation.  Each agency may place conditions on its approval of the Consolidation.  Under the Reorganization
                                                Agreement, Norwest may elect not to complete the Consolidation if any of these conditions is unreasonably burdensome to Norwest.

  Termination of the Reorganization
  Agreement (see page __).....................  Norwest and Southwest can agree to terminate the Reorganization
                                                Agreement without completing the Consolidation.  Also, either party can terminate the Reorganization Agreement before
                                                completion of the Consolidation under various circumstances, including (a) if a court or other governmental authority
                                                prohibits the Consolidation or (b) if the Consolidation is not
                                                completed by September 30, 1997 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization
                                                Agreement prevented the Consolidation from being completed by that date).

  Accounting Treatment (see page __)..........  Norwest expects to account for the Consolidation using the purchase method of accounting.  This means that the results of
                                                Southwest's operations will be included in Norwest's results of operations going forward from the date the Consolidation is completed.

  Appraisal Rights (see page ___
  and Appendix C).............................  Southwest shareholders who dissent from the Consolidation are entitled to the receive a cash payment equal to the fair value of their shares of Southwest Common Stock.  To exercise your
                                                appraisal rights and receive this cash payment, you must follow the procedures outlined in Appendix C.  You will lose your appraisal rights if you do not strictly comply with these
                                                procedures.

  U.S. Federal Income Tax
  Consequences (see page ___).................  The Consolidation has been structured so that Southwest shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Consolidation (except for cash received in lieu of fractional shares).  The Consolidation is conditioned on the receipt by Southwest of a legal opinion to this effect.

  Market Information (see page ___)...........  Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol NOB.  On March 17,
                                                1997, the last full trading day before public announcement of the
                                                Consolidation, Norwest Common Stock closed at $50.375 per share.
                                                On ____________, 1997, Norwest Common Stock closed at $___ per share.

                                                There is no public market for Southwest Common Stock.

                       Comparative Per Common Share Data


     The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Southwest Common Stock on a historical and pro forma equivalent basis. The pro forma data in the table shows the effect of the Consolidation using the purchase method of accounting. See "The Merger--Accounting Treatment." The historical information should be read with (a) the selected financial data (and related notes) for Norwest and Southwest appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete financial statements of Southwest appearing elsewhere in this Proxy Statement-Prospectus and (c) the complete consolidated financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

     The pro forma information assumes that 294,000 shares of Norwest Common Stock will be issued in the Consolidation. This is the number of shares that would be issued if the Norwest Measurement Price is $50. Based on 5,500 shares of Southwest Common Stock outstanding, this would result in approximately 53.45 shares of Norwest Common Stock being issued for each share of Southwest Common Stock. The ratio of 53.45 shares of Norwest Common Stock for each share of Southwest Common Stock is referred to in the footnotes to the table as the "assumed exchange ratio." The actual Norwest Measurement Price (and thus the actual exchange ratio) will not be determined until the end of a 20-trading day measurement period ending on the last trading day before the special meeting.

     The information in the following table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation become effective prior to the periods indicated.


                                       Norwest Common Stock   Southwest Common Stock
                                       ---------------------  ----------------------
                                                   Pro Forma              Pro Forma
                                       Historical  Combined   Historical  Equivalent
                                       ----------  ---------  ----------  ----------
BOOK VALUE (1):
 March 31, 1997                            $15.96      15.96      966.18      853.06
 December 31, 1996                          15.94      15.94      943.62      851.99

DIVIDENDS DECLARED (2):
 Three Months Ended March 31, 1997           0.30       0.30        4.50       16.04
 Year Ended December 31, 1996                1.05       1.05       18.00       56.12

NET INCOME (3):
  Three Months Ended March 31, 1997          0.84       0.84       40.00       44.90
  Year Ended December 31, 1996               3.07       3.07      201.75      164.09
------------------------------------------------------------------------------------

(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and Southwest divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Southwest Common Stock represents the pro forma combined book value per share of Norwest Common Stock multiplied by the assumed exchange ratio of 53.45.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Southwest Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the assumed exchange ratio of 53.45.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Southwest divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Southwest Common Stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio of 53.45.

                   Selected Historical Financial Information

     The following selected financial information is to aid you in your analysis of the financial aspects of the Consolidation. The information for Norwest is derived from its historical financial statements (and related notes) contained in its annual and quarterly reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this document. See "What Incorporated by Reference Means" and "Where You Can Find More Information." The information for Southwest is derived from its historical financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus. The historical financial statements for Norwest and for Southwest for each of the full years shown have been audited; those for interim periods have not been audited. The unaudited financial information reflects, in the respective opinion of Norwest's and Southwest's management, all adjustments (consisting only of normal recurring adjustments) that are considered necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.



                                            Continued on the following two pages

                      Norwest Corporation and Subsidiaries

                                                      Three Months Ended
                                                           March 31,                    Years Ended December 31
                                                   --------------------------------------------------------------------------
                                                        1996      1997      1996       1995      1994     1993(1)   1992(2)
                                                        ----      ----      ----       ----      ----     -------   -------
                                                                     (In millions except per share amounts)
INCOME STATEMENT DATA
 Interest income...................................  $ 1,607.4   1,524.0  $ 6,318.3   5,717.3   4,393.7   3,946.3   3,806.4
 Interest expense..................................      649.1     633.2    2,617.0   2,448.0   1,590.1   1,442.9   1,610.6
                                                     ---------  --------  ---------  --------  --------  --------  --------
  Net interest income..............................      958.3     890.8    3,701.3   3,269.3   2,803.6   2,503.4   2,195.8
 Provision for credit losses.......................      109.0      87.8      394.7     312.4     164.9     158.2     270.8
 Non-interest income...............................      690.6     552.8    2,564.6   1,848.2   1,638.3   1,585.0   1,273.7
 Non-interest expenses.............................    1,047.5     943.2    4,089.7   3,382.3   3,096.4   3,050.4   2,553.1
                                                     ---------  --------  ---------  --------  --------  --------  --------
  Income before income taxes.......................      492.4     412.6    1,781.5   1,422.8   1,180.6     879.8     645.6
 Income tax expense................................      170.5     141.2      627.6     466.8     380.2     266.7     175.6
                                                     ---------  --------  ---------  --------  --------  --------  --------
  Income before cumulative effect of a
  change in accounting method......................      321.9     271.4    1,153.9     956.0     800.4     613.1     470.0
 Cumulative effect on years prior to 1992 of
 change in accounting method.......................         --        --         --        --        --        --     (76.0)
                                                     ---------  --------  ---------  --------  --------  --------  --------
 Net income........................................  $   321.9     271.4  $ 1,153.9     956.0     800.4     613.1     394.0
                                                     =========  ========  =========  ========  ========  ========  ========

PER COMMON SHARE DATA
 Net income per share:
  Primary:
   Before cumulative effect of a
   change in accounting method.....................  $    0.84      0.74       3.07      2.76      2.45      1.89      1.44
   Cumulative effect on years prior to 1992
   of change in accounting method..................         --        --         --        --        --        --     (0.25)
                                                     ---------  --------  ---------  --------  --------  --------  --------
   Net income......................................  $    0.84      0.74       3.07      2.76      2.45      1.89      1.19
                                                     =========  ========  =========  ========  ========  ========  ========

  Fully diluted:
   Before cumulative effect of a change in
    accounting method..............................  $    0.84      0.74       3.07      2.73      2.41      1.86      1.42

   Cumulative effect on years prior to 1992
   of change in accounting method..................         --        --         --        --        --        --     (0.23)
                                                     ---------  --------  ---------  --------  --------  --------  --------
   Net income......................................  $    0.84      0.74       3.07      2.73      2.41      1.86      1.19
                                                     =========  ========  =========  ========  ========  ========  ========
 Dividends declared per common share...............  $   0.300     0.240      1.050     0.900     0.765     0.640     0.540

BALANCE SHEET DATA
 At period end:
  Total assets.....................................  $83,580.3  73,942.1   80,175.4  72,134.4  59,315.9  54,665.0  50,037.0
  Long-term debt...................................   11,971.4  14,336.2   13,082.2  13,676.8   9,186.3   6,850.9   4,553.2
  Total shareholders' equity.......................    6,187.2   5,446.5    6,064.2   5,312.1   3,846.4   3,760.9   3,371.8

--------------------
(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Norwest acquired Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                The Bank of the Southwest, National Association

                                                       Three Months Ended         Year Ended
                                                            March 31             December 31
                                                       ---------------------------------------
                                                          1997       1996       1996     1995
                                                       ---------  ---------    -------  -------
                                                      (In millions except per share amounts)
Income Statement Data
 Interest Income...................................      $  1.5        1.3        5.8      4.6
 Interest Expense..................................        (0.6)      (0.5)      (2.3)    (1.7)
                                                         ------      -----     ------   ------
   Net Interest Income.............................         0.9        0.8        3.5      2.9
 Provision for credit losses.......................           -          -          -        -
 Non-interest income...............................         0.2        0.1        0.9      0.6
 Non-interest expenses.............................        (0.8)      (0.6)      (2.8)    (2.2)
                                                         ------      -----     ------   ------
   Income before income taxes......................         0.3        0.3        1.6      1.2
 Income tax expense................................        (0.1)      (0.1)      (0.5)    (0.3)
                                                         ------      -----     ------   ------
   Income before cumulative effective of a
     change in accounting method...................         0.2        0.2        1.1      0.9
 Cumulative effect on years prior to 1992 of
   change in accounting method.....................           -          -          -        -
                                                         ------      -----     ------   ------
 Net Income........................................      $  0.2        0.2        1.1      0.9
                                                         ======      =====     ======   ======

Per Common Share Data
 Net Income per share:
   Primary:
    Before cumulative effect of a change in
    accounting method..............................      $40.00      43.64     201.75   155.21
    Cumulative effect on years prior to 1992
    of change in accounting method.................           -          -          -        -
                                                         ------      -----     ------   ------
    Net Income                                           $40.00      43.64     201.75   155.21
                                                         ======      =====     ======   ======

   Fully diluted:
    Before cumulative effect of a change in
    accounting method..............................      $40.00      43.64     201.75   155.21
    Cumulative effect on years prior to 1992
    of change in accounting method.................           -          -          -        -
                                                         ------      -----     ------   ------
    Net Income                                           $40.00      43.64     201.75   155.21
                                                         ======      =====     ======   ======

Dividends declared per common share................      $ 4.50       4.50      18.00    18.00

Balance Sheet Data
 A period end:
   Total assets                                          $ 73.4       66.2       73.6     61.0
   Long-term debt                                           0.1        0.3        0.3      0.3
   Total shareholders'equity                                5.3        4.3        5.2      4.2

Share Prices and Dividends for Norwest Common Stock


     The following table sets forth the high and low sales prices per share of the Norwest Common Stock, and the cash dividends paid on Norwest Common Stock, for the quarterly periods indicated. The prices for Norwest Common Stock are as reported on the New York Stock Exchange. There is no public market for Southwest Common Stock.

                                                  Norwest Common Stock
                                                  --------------------
                                      High                 Low             Dividends
                                     -------             ------            ---------
1995
  First Quarter                      $26.250             22.625              0.210
  Second Quarter                      29.375             25.125              0.210
  Third Quarter                       32.750             26.875              0.240
  Fourth Quarter                      34.750             29.250              0.240

1996
  First Quarter                       37.125             30.500              0.240
  Second Quarter                      37.500             33.000              0.270
  Third Quarter                       41.000             32.000              0.270
  Fourth Quarter                      46.875             40.750              0.270

1997
  First Quarter                       53.250             42.750              0.300
  Second Quarter                      59.250             44.375              0.300
  Third Quarter
   (through July __, 1997)

                        SPECIAL MEETING OF SHAREHOLDERS

     Southwest is sending you this Proxy Statement-Prospectus to provide you with information concerning the Consolidation and to solicit your proxy for use at the special meeting of shareholders. The special meeting will be held at the time and place described in the Notice of Special Meeting of Shareholders on page 1 of this document. At the special meeting, shareholders of Southwest will be asked to approve the Consolidation and the payment of deferred compensation of $1,176,000 to Marion O. Francis, Jr., president of Southwest.

Record Date

     Southwest has established July 28, 1997 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Voting Rights; Votes Required for Approval

     On the record date, there were 5,500 shares of Southwest Common Stock outstanding and entitled to vote at the special meeting. The holders of Southwest Common Stock are entitled to one vote per share. A majority of the outstanding shares must be present, in person or by proxy, at the special meeting before a vote can be taken.

     Approval of the Consolidation requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of Southwest Common Stock. Directors and executive officers of Southwest and their affiliates beneficially owned on the record date a total of 3,540 shares of Southwest Common Stock, or approximately 64.4% of the outstanding shares of Southwest Common Stock. Southwest has been informed that these shareholders intend to vote in favor of the Consolidation.

     Approval of the deferred compensation payment to Mr. Francis requires the affirmative vote, in person or by proxy, of at least 75% of the outstanding shares of Southwest Common Stock, excluding shares held directly or indirectly by Mr. Francis. Mr. Francis beneficially owned on the record date 10 shares, or less than one percent of the outstanding shares of Southwest Common Stock.

Voting and Revocation of Proxies

     All shares of Southwest Common Stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR approval of the Consolidation and FOR approval of the deferred compensation payment to Mr. Francis.

     You may revoke your proxy at any time before it is voted by (a) filing either a document revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of Southwest before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal. The proposal to approve the Consolidation must be approved by the holders of at least two-thirds of the outstanding shares of Southwest Common Stock. The proposal to approve the deferred compensation payment to Mr. Francis must be approved by the holders of more than 75% of the outstanding shares of Southwest Common Stock, excluding shares held directly or indirectly by Mr. Francis. Because each proposal requires the affirmative vote of a specified percentage of outstanding shares, not voting on a proposal has the same effect as voting against the proposal.

Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of Southwest may solicit proxies from Southwest shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Southwest will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters

     If an insufficient number of votes for the Consolidation is received before the scheduled meeting date, Norwest and Southwest may decide to postpone or adjourn the special meeting. If that happens, proxies that either have been voted for the Consolidation or contain no instructions will be voted for adjournment.

     The Southwest Board is not aware of any business to be brought before the special meeting other than the proposal to approve the Consolidation and the proposal to approve the deferred compensation payment. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Southwest.

                               THE CONSOLIDATION
                               -----------------

Purpose and Effect of the Consolidation

     The purpose of the Consolidation is to enable Norwest to acquire Southwest. This is being done through the consolidation of a newly-formed, wholly-owned subsidiary bank of Norwest with Southwest, with Southwest being the surviving bank.

     As a result of the Consolidation, Southwest will become a wholly-owned subsidiary of Norwest and shareholders of Southwest will receive shares of Norwest Common Stock for their shares of Southwest Common Stock. Norwest will own all of the outstanding shares of Southwest Common Stock. Shareholders of Southwest will become stockholders of Norwest, and their rights will be governed by the Norwest Certificate and Norwest Bylaws rather than the Southwest Articles and Southwest Bylaws. See "COMPARISON OF RIGHTS OF SOUTHWEST COMMON STOCK AND NORWEST COMMON STOCK."

Background of and Reasons for the Consolidation

     Background of the Consolidation. In the fall of 1996 David Wright of the Peregrine Group contacted R.W. Turner, Jr., Chairman of the Southwest Board. Mr. Wright indicated that because of the excellent earnings and growth performance of Southwest there could be considerable interest in the banking community to purchase Southwest at a very favorable price to its stockholders.

     After conferring with the senior management of Southwest, and although there were at that time no plans to sell Southwest, Mr. Turner gave Mr. Wright the authority to test the market. In a short time a small publicly-traded midwestern bank holding company expressed interest in Southwest and set forth a preliminary offer subject to due diligence.

     At this point a right of first refusal held by Norwest for the purchase of Southwest that had accrued to them from a previous transaction between Turner, the Bank of Durango, the Bank of Ignacio, and United Banks of Colorado came into effect.

     When offered the opportunity to purchase Southwest under the terms of that agreement, Norwest expressed interest and negotiations as to price and terms proceeded through Mr. Wright.

     On January 22, 1997, a confidentiality agreement regarding the ongoing negotiations was executed between Norwest and Southwest.

     At the regularly scheduled board meeting on March 18, 1997, the Southwest Board unanimously approved accepting an offer from Norwest to purchase Southwest for $14,700,000 in Norwest Common Stock.

     Subsequent to the board meeting an agreement and plan of reorganization subject to due diligence was entered into dated March 18, 1997.

     Reasons for the Consolidation. The Southwest Board believes that the Consolidation is fair to, and in the best interests of, Southwest and its shareholders. Accordingly, the Southwest Board has unanimously approved the Consolidation Agreement and recommends that Southwest shareholders vote FOR the approval and adoption of the Consolidation.

     In reaching its determination that the Consolidation is fair to, and in the best interests of, Southwest and its shareholders, the Southwest Board considered a number of factors, including without limitation, the following:

     (a) the current condition and growth prospects of Southwest, including historical and prospective results of operation, financial conditions, and capital conditions, were Southwest to remain independent in the competitive banking climate in Southwest Colorado;

     (b) the monetary value of the Norwest Common Stock offered to Southwest shareholders by Norwest (i) in absolute terms, (ii) as compared to the value of the offer received by Southwest by a qualified and informed potential acquiror, which offer was less than Norwest's offer, and
         (iii) as compared to recent merger and acquisition transactions involving other banks and financial institutions in Southwest Colorado and Southwest region;

     (c) the price obtainable for Southwest Common Stock at this time compared with the risk involved and possible price available at a later time;

     (d) the benefits of a merger with Norwest, including access to Norwest's financial and management resources and customer products, which could increase Southwest's competitiveness and its ability to serve depositors, customers, and communities;

     (e) the results of operation and financial condition of Norwest and the increased liquidity represented by Norwest Common Stock;

     (f) Norwest's significant long-term experience in the acquisition of additional banking locations;

     (g) the expectation that the Consolidation will be a tax-free reorganization to Southwest's shareholders for federal income tax purposes; and

     (h) the expectation that Norwest would assimilate Southwest's employees to the fullest extent possible.

Additional Interests of Southwest Management in the Consolidation

     In deciding whether to approve the Consolidation, you should be aware that certain members of Southwest's management have interests in the Consolidation that may be different from or in addition to the interests of Southwest shareholders generally. These interests consist of employment agreements between Southwest and Norwest and certain members of management and the Deferred Compensation Agreement between Southwest and Mr. Francis. The terms of the employment agreements are summarized below. The Deferred Compensation Agreement is discussed separately in the section entitled "Deferred Compensation Payment." The Southwest Board was aware of these interests at the time it approved the Consolidation.

     R.W. "Nick" Turner Jr. For a period of one year after completion of the Consolidation, Nick Turner will be subject to restrictions against engaging in the business of banking in certain Colorado counties. For observing these restrictions, Mr. Turner will receive a lump sum payment of $20,000, payable on completion of the Consolidation. Mr. Turner is currently the chairman of the Southwest Board.

     Marion O. Francis. After completion of the Consolidation, Mr. Francis will become a full-time employee of Norwest. The term of his employment will be for two years. He will receive annual base compensation of $95,000 and will be eligible for an annual bonus of up to 22.5% of his base compensation. For one year after his employment term ends or the date on which his employment terminates, whichever is later, Mr. Francis will be subject to restrictions against engaging in the business of banking in certain Colorado counties. Mr. Francis will receive a lump sum payment of $95,000 in consideration of these restrictions. Mr. Francis is currently president of Southwest.

     R.W. "Pete" Turner III. Pete Turner will also become a full-time employee of Norwest after the Consolidation is completed. The term of his employment will also be for two years. Mr. Turner will receive annual base compensation of $60,000 and will be eligible for an annual bonus of up to 15% of his base compensation. In consideration of a lump sum payment of $60,000, Mr. Turner will be subject to similar restrictions on engaging in the business of banking for one year after his employment term ends or his employment terminates, whichever is later. Mr. Turner is currently a senior vice president of Southwest.

     Sue Gast. After completion of the Consolidation, Ms. Gast will become a full-time employee of Norwest in a capacity to be determined by Norwest. The term of her employment will expire March 21, 2001. Ms. Gast will receive annual base compensation of $51,000 and will be eligible for an annual bonus. Ms. Gast will not be subject to any non-compete restrictions following termination of her employment. Ms. Gast is currently cashier of Southwest.

Appraisal Rights

    Under federal law, any shareholder of Southwest who objects to the Consolidation has the right to receive cash equal to the value of the shareholder's shares as measured on the date the Consolidation becomes effective. To exercise this right, a shareholder must carefully follow all of the following steps: (a) the shareholder must vote against approval of the Consolidation at the special meeting or give notice in writing at or before the special meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (b) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (c) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder who votes against the Consolidation at the special meeting, or who gives notice in writing at or before the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of effective date of the Consolidation. A shareholder who does not carefully follow these steps will lose these appraisal rights.

    The value of the shares of any dissenting shareholder will be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the board of directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the OCC, who will cause a reappraisal to be made which will be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the effective date of the Consolidation, one or more of the appraisers is not selected for any reason, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the surviving bank. The value of the shares ascertained will be promptly paid to the dissenting shareholder by the surviving bank.

    The foregoing is a summary of Title 12, Section 215 of the United States Code. It is not a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached to this Proxy Statement-Prospectus as Appendix C. Any shareholder of Southwest who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. Appraisal rights will be forfeited if the procedural requirements of Section 215 are not strictly complied with.

    Attached to this Proxy Statement-Prospectus as Appendix D is a copy of Banking Circular 259 regarding the valuation methods used by the OCC to estimate the value of a bank's shares when the OCC is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized in Appendix
D. You should consider carefully the information in Banking Circular 259 before deciding whether to exercise your appraisal rights.

Exchange of Certificates

     After completion of the Consolidation, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of Southwest Common Stock a form letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest Common Stock.

     SOUTHWEST SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest Common Stock after completion of the Consolidation will be paid to the holder of any certificates for shares of Southwest Common Stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest Common Stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest Common Stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest Common Stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Norwest Common Stock in exchange for lost, stolen or destroyed certificates for Southwest Common Stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

     After completion of the Consolidation, no transfers will be permitted on the books of Southwest. If, after completion of the Consolidation, certificates for Southwest Common Stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest Common Stock.

     None of Norwest, Southwest, the exchange agent or any other person will be liable to any former holder of Southwest Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

     The Consolidation is subject to the prior approval of the Federal Reserve Board, the OCC and the Colorado Banking Commissioner. The approval of the Federal Reserve Board is required because Norwest is a bank holding company registered under the Bank Holding Company Act. The approval of the OCC is required because Southwest is a national banking association and the OCC is the primary regulator of national banks. The approval of the Colorado Banking Commissioner is required because Southwest is located in Colorado.

     Norwest has filed applications with the Federal Reserve Board, the OCC and the Colorado Banking Commissioner requesting approval of the Merger. Each agency may place conditions on its approval of the Consolidation.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Southwest shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Consolidation.

     Norwest and Southwest are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Consolidation to become effective other than those described above. Norwest and Southwest intend to seek any other approval and to take any other action that may be required to effect the

Consolidation. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The Consolidation cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Consolidation if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION AGREEMENT AND THE PLAN OF CONSOLIDATION--Conditions to Completion of the Consolidation" and "--Termination of the Reorganization Agreement."

Effect on Employee Benefit Plans

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Southwest will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of Southwest will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Consolidation.

Certain U.S. Federal Income Tax Consequences of the Consolidation to Southwest Shareholders

     The following is a summary of the anticipated U.S. federal income tax consequences of the Consolidation to Southwest shareholders. The summary is based on the parties' understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

     The anticipated U.S. federal income tax consequences to Southwest shareholders are as follows:

     . A shareholder who receives shares of Norwest Common Stock in exchange for shares of Southwest Common Stock will not recognize any gain or loss on the receipt of the shares of Norwest Common Stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

     . A shareholder's tax basis in the shares of Norwest Common Stock received will be the same as the shareholder's tax basis in the shares of Southwest Common Stock exchanged in the Consolidation, less any cash received in lieu of fractional shares.

     . The holding period of the shares of Norwest Common Stock received by a shareholder will include the holding period of the shareholder's shares of Southwest Common Stock exchanged in the Consolidation, but only if the shares of Southwest Common Stock were held as a capital asset at the time the Consolidation is completed.

     Southwest is not required to complete the Consolidation unless it receives an opinion of its counsel that these will be the U.S. federal income tax consequences of the Consolidation. The opinion may make certain assumptions and may rely on representations of the parties to the Consolidation as to factual matters. It will represent counsel's judgment as to the tax status of the Consolidation under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Consolidation. Nor is there is any assurance that the IRS would not prevail in the event the tax consequences of the Consolidation were litigated.

     Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them from the Consolidation.

Resale of Norwest Common Stock

     The Norwest Common Stock issued in the Consolidation will be freely transferable under the Securities Act, except for shares issued to Southwest shareholders who are considered to be "affiliates" of Southwest or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of Southwest may not sell the shares of Norwest Common Stock received in the Consolidation except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

     Southwest has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be deemed to be an affiliate of Southwest that the person will not sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by the person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

     This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Southwest.

Stock Exchange Listing

     The shares of Norwest Common Stock to be issued in the Consolidation will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

Accounting Treatment

     Norwest will account for its acquisition of Southwest using the purchase method of accounting. Under this method, Norwest will allocate the consideration to be paid in the Consolidation to the assets acquired and liabilities assumed based on their estimated fair values at the time the Consolidation is completed. The results of Southwest's operations will be included in Norwest's results of operations going forward from the date the Consolidation is completed.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Consolidation have been prepared using the purchase method of accounting. See "SUMMARY--Comparative Per Common Share Data."

                         DEFERRED COMPENSATION PAYMENT

     The following is a summary of the terms of the deferred compensation payable to Marion O. Francis, Jr., president of Southwest. The deferred compensation is payable under the terms of the Deferred Compensation Agreement between Mr. Francis and Southwest. The full agreement is attached to this Proxy Statement-Prospectus as Appendix B.

Terms of the Deferred Compensation Agreement

     The Deferred Compensation Agreement requires Southwest to pay Marion O. Francis, president of Southwest, deferred compensation in the event of a change in control of Southwest. The payment is compensation for Mr. Francis' past and continued efforts as president of Southwest.

     Amount of the Deferred Compensation Payment. The amount of the payment is based on the sales price paid to Southwest shareholders and the book value of Southwest.

     . If the sales price is greater than 100% of book value but less than 125% of book value, the payment is 3% of the sales price.

     . If the sales price is equal to or greater than 125% of book value but less than 150% of book value, the payment is 5.5% of the sales price.

     . If the sales price is equal to or greater than 150% of book value, the payment is 8% of the sales price.

Because the sales price in the Consolidation ($14,700,000) is more than 150% of Southwest's book value ($5,152,408 as of December 31, 1996), the amount of the deferred compensation payable to Mr. Francis is $1,176,000, which represents 8% of $14,700,000.

     Form of the Deferred Compensation Payment. The Deferred Compensation Agreement provides that the deferred compensation payable to Mr. Francis will be paid on the same terms as the sales price of Southwest is paid to Southwest shareholders--that is, if Southwest shareholders will receive stock of another corporation, Mr. Francis will receive his deferred compensation in stock as well.

     Payment Dependent on Shareholder Approval. Under the Deferred Compensation Agreement, payment of the deferred compensation to Mr. Francis is conditional upon Southwest shareholders approving the payment in the manner required under the Code for the favorable tax treatment described below. In other words, Mr. Francis will not be entitled to the payment if the holders of more than 75% of the outstanding shares of Southwest Common Stock do not approve the payment.

Tax Treatment of Deferred Compensation Payment

     Excess Parachute Payments Not Deductible. Section 280G of the Code restricts the ability of taxpayers to deduct for federal income tax purposes certain payments made in connection with a change in ownership or control of the taxpayer. Payments made in connection with a change in ownership or control are often referred to as "golden parachutes."

     A payment must meet two tests before it will be subject to the deductibility limitations of section 280G. The payment must first constitute a "parachute payment." A parachute payment is any payment that (a) is in the nature of compensation to the recipient, (b) is contingent on a change in ownership or control of the taxpayer and (c) will exceed by three times or more the recipient's base amount. A recipient's base amount is equal to the recipient's average annual compensation over the five years immediately before the change in ownership or control.

     Even if a payment constitutes a parachute payment, it will be subject to the section 280G deductibility limitations only to the extent it constitutes an "excess parachute payment." An excess parachute payment is the amount by which the present value of the parachute payment exceeds the recipient's base amount. It is this excess parachute payment amount that the taxpayer may not deduct.

     Two additional rules affect the amount of a change in control payment that is treated as an excess parachute payment. First, the amount that constitutes a parachute payment does not include the portion of the change in control payment that is reasonable compensation to the recipient for services rendered after the change in ownership or control. Second, the amount treated as an excess parachute payment is reduced by the portion of the change in control payment that is reasonable compensation for services rendered by the recipient before the change in ownership or control. In both cases, the taxpayer has the burden of establishing by "clear and convincing evidence" that the amount is reasonable compensation.

     The adverse tax consequences of section 280G can be avoided if the holders of more than 75% of the outstanding voting shares of the taxpayer approve the parachute payment, excluding shares held directly or indirectly by the recipient. The taxpayer must disclose to its shareholders all material facts concerning the parachute payments before the vote is taken. This discussion constitutes such disclosure. If a change in control payment is approved by the taxpayer's shareholders in this manner, the taxpayer may deduct the entire payment. This is true even if some or all of the change in control payment constitutes an excess parachute payment.

     Excise Tax Imposed on Excess Parachute Payments. Section 4999 of the Code imposes on any person who receives an excess parachute payment an excise tax in the amount of 20% of the payment. The tax is withheld from the change in control payment and is nondeductible to the recipient. Shareholder approval of the payment in the manner described above will enable the recipient to avoid this tax.

     Application of Golden Parachute Rules to the Deferred Compensation Payment. Southwest is making the deferred compensation payment to Mr. Francis as compensation and in connection with the change in ownership and control of Southwest that will occur as a result of the Consolidation. The amount of the deferred compensation payment will exceed by three times or more Mr. Francis' base amount, which Southwest approximates at $113,200. As a result, the entire amount of the deferred compensation payment will be treated as a parachute payment. In addition, because the deferred compensation payment is for services rendered by Mr. Francis before the Consolidation, there will be no exclusion under the reasonable compensation rule for services rendered after the change in control or ownership.

     Because Southwest will pay Mr. Francis the entire amount of the deferred compensation upon completion of the Consolidation, the present value of the payment is equal to its full amount. The deferred compensation payment exceeds Mr. Francis' base amount by approximately $1,062,500. Southwest may deduct from this amount any portion of the payment that it can establish is reasonable compensation for services rendered by Mr. Francis before the Consolidation. The remainder will constitute an excess parachute payment.

     Even though the amount of the deferred compensation payment that will constitute an excess parachute payment may be less the entire amount of the payment, you are being asked to approve the entire payment. This will ensure that Southwest will be able to deduct for federal income tax purposes the entire amount of the payment whether or not it can establish that all of the deferred compensation payment constitutes reasonable compensation for services rendered by Mr. Francis before the Consolidation. It will also ensure that Mr. Francis will avoid paying a 20% excise tax on any portion of the deferred compensation payment.

                          THE REORGANIZATION AGREEMENT


     The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this Proxy Statement-Prospectus. See "WHAT INCORPORATED BY REFERENCE MEANS."

     This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. Southwest shareholders are encouraged to read this document carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.

Basic Plan of Reorganization

     Structure. The acquisition of Southwest by Norwest will be accomplished through the consolidation of Southwest with Norwest Interim Bank Southwest, National Association, a newly-formed, wholly-owned subsidiary bank of Norwest. Southwest will be the surviving bank and will become a wholly-owned subsidiary of Norwest. Southwest shareholders will receive shares of Norwest Common Stock for their shares of Southwest Common Stock. Norwest stockholders will continue to own shares of Norwest Common Stock. (paragraph 1(a))

     Consideration.

        Norwest Common Stock. As part of the Consolidation, each share of Southwest Common Stock will be converted into the right to receive the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Southwest Common Stock outstanding. The "Adjusted Norwest Shares" will equal $14,700,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" means the average of the closing prices of a share of Norwest Common Stock as reported on the composite tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately before the special meeting. (paragraph 1(a)) Under the Reorganization Agreement, no more than 5,500 shares of Southwest Common Stock may be outstanding at the time the Consolidation is completed. (paragraph 2(c)) As a result, for purposes of determining the number of shares of Norwest Common Stock you will receive, you may assume that there will be 5,500 shares of Southwest Common Stock outstanding. The price of Norwest Common Stock on the day the Consolidation is completed may be higher or lower than the Norwest Measurement Price. No adjustment will be made to the number of shares of Norwest Common Stock you will receive to reflect fluctuations in the price of Norwest Common Stock after the special meeting.

        Cash in Lieu of Fractional Shares. If the aggregate number of shares of Norwest Common Stock you will receive in the Consolidation does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before the special meeting. (paragraph 1(c))

     Completion of the Consolidation. Norwest and Southwest expect the Consolidation to be completed promptly after approval of the Consolidation by Southwest shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

Representations and Warranties

     The Reorganization Agreement contains various representations and warranties by Norwest and Southwest as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Consolidation, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Consolidation, they function primarily as a due diligence device and a closing condition (that is, they have to continue to be true in all material respects until the Consolidation is completed).

Certain Covenants

     The Reorganization Agreement contains various covenants and agreements that govern the actions of Southwest and Norwest pending completion of the Consolidation. Some of the more important covenants are summarized below.

     Conduct of Business.

        Southwest. Southwest has agreed to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, Southwest is required to obtain the consent of Norwest before it makes any new loan or modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $100,000. The Reorganization Agreement places restrictions on Southwest's ability to take certain actions without Norwest's consent, including (a) incurring indebtedness,
(b) granting rights to acquire shares of its capital stock, (c) issuing shares of its capital stock, (d) declaring dividends or purchasing its capital stock,
(e) selling its assets and (f) raising the compensation of officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

        Norwest. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (paragraph 5)

     Competing Transactions. Southwest has agreed not to directly or indirectly solicit, authorize the solicitation of, or enter into any discussions with any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of Southwest (b) make a tender or exchange offer for any shares of its common stock or other equity security of Southwest, (c) purchase, lease or otherwise acquire the assets of Southwest except in the ordinary course of business or (d) merge, consolidate or otherwise combine with Southwest. Southwest has also agreed to promptly inform Norwest if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

     Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest Common Stock to be issued in the Consolidation. In addition, Southwest has agreed to (a) establish such additional accruals and reserves as is necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Southwest's business after the Consolidation and (b) use its best efforts to deliver to Norwest prior to completion of the Consolidation signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of Southwest who may reasonably be deemed an "affiliate" of Southwest within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(m) and 4(n)) See "Resale of Norwest Common Stock."

Conditions to the Completion of the Consolidation

     Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Consolidation. For the most part, these conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval and the receipt by Southwest of a favorable tax opinion. The obligations of each party are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and the absence of any changes that have had or might be reasonably expected to have an adverse effect on Southwest. Each of these last three conditions is subject to a "materiality" standard. The obligations of Norwest to complete the Consolidation are further conditioned on Southwest shareholders approving the deferred compensation payment to Mr. Francis. Any condition to the Consolidation may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination of the Reorganization Agreement

     Termination by Mutual Consent. Norwest and Southwest can agree to terminate the Reorganization Agreement and abandon the Consolidation at any time before completion. (paragraph 9(a)(i))

     Termination by Either Norwest or Southwest. Either Norwest or Southwest can terminate the Reorganization Agreement if (a) the Consolidation has not become effective by September 30, 1997 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Consolidation to occur on or before that date) or (b) any court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(ii) and (iii)).

Effect of Termination

     Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Consolidation continue in effect after termination of the Reorganization Agreement. (paragraph 9(b))

Waiver and Amendment

     Either party may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph
16)

     Norwest and Southwest can amend the Reorganization Agreement at any time before the Consolidation is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after Southwest shareholders approve the Consolidation if the amendment would change in a manner adverse to Southwest shareholders the consideration to be received by Southwest shareholders in the Consolidation. (paragraph 17)

Expenses

     Norwest and Southwest will each pay their own expenses in connection with the Consolidation, including fees and expenses of their respective independent auditors and counsel.

                 COMPARISON OF RIGHTS OF HOLDERS OF SOUTHWEST
                     COMMON STOCK AND NORWEST COMMON STOCK

     Southwest is a national banking association chartered under the laws of the United States. The rights of Southwest shareholders are governed by the National Bank Act, the Southwest Articles and the Southwest Bylaws. Norwest is incorporated under the laws the state of Delaware. The rights of Norwest stockholders are governed by the DGCL, the Norwest Certificate and the Norwest Bylaws. Upon completion of the Consolidation, Southwest shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL, the Norwest Certificate and the Norwest Bylaws.

     The following is a summary of certain differences between the National Bank Act and the DGCL, as well as differences between the Southwest Articles and Southwest Bylaws and the Norwest Certificate and Norwest Bylaws. You can find additional information concerning the rights of Norwest stockholders in the Norwest Certificate and Norwest Bylaws themselves and Norwest's current report on Form 8-K filed with the SEC on May 1, 1996. Norwest's current report on Form 8-K contains detailed information about Norwest Common Stock and the preferred stock purchase rights that accompany shares of Norwest Common Stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest Common Stock. The information set forth below concerning the outstanding shares of Norwest capital stock supersedes the comparable information contained in the current report.

     The Norwest Certificate and the Norwest Bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy Statement-Prospectus by reference. See "WHAT INCORPORATION BY REFERENCE MEANS" AND "WHERE YOU CAN FIND MORE INFORMATION."

Capital Stock

     Norwest. The Norwest Certificate currently authorizes the issuance of 1,000,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At March 31, 1997, there were 376,046,366 shares of Norwest Common Stock outstanding, 1,053,912 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding.

     Southwest. The Southwest Articles authorize the issuance of 11,000 shares of Southwest Common Stock, $100.00 par value. As of the record date for the Special Meeting, there were 5,500 shares of Southwest Common Stock outstanding.

Rights Plan

     Norwest. Each share of Norwest Common Stock (including shares that will be issued in the Consolidation) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Norwest Common Stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     Southwest. Holders of Southwest Common Stock do not have any purchase rights similar to holders of Norwest Corporation Common Stock. No other plan similar to the Norwest rights plan exists.

Directors

     Norwest. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 15. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors.

     Southwest. The Southwest Articles and Southwest Bylaws provide for a board of directors consisting of not less than five nor more than twenty-five directors. The number of directors is set by the shareholders and is currently set at seven. Directors of Southwest are elected by a majority of the votes cast at a meeting of shareholders at which directors are elected and at which a quorum is present. Vacancies on the board are filled by the remaining members of the board.

Amendment of Charter Document and Bylaws

     Norwest. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's Stockholders.

     Southwest. Amendments to the Southwest Articles require approval of a majority of the Southwest Board and the affirmative vote of the holders of a majority of the outstanding shares of Southwest Common Stock represented at a shareholders meeting at which a quorum is present. The Southwest Bylaws may be amended by a majority of the Southwest Board at a meeting at which a quorum is present.

Approval of Mergers and Asset Sales

     Norwest.   Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     Southwest. The National Bank Act requires mergers or consolidations to be approved by holders of at least two-thirds of the outstanding shares of Southwest Common Stock. The National Bank Act requires that a sale of all or substantially all of the assets and dissolution of Southwest be approved by the affirmative vote of holders of at least two-thirds of the shares of Southwest Common Stock.

Appraisal Rights

     Norwest.   Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

     Southwest. Under the National Bank Act, any shareholder of Southwest who objects to a merger or consolidation and follows certain prescribed procedures is entitled to receive cash equal to the fair value of the shareholder's shares. For a description of the procedures for asserting such appraisal rights and the manner in which fair value is determined, please read the discussion under "THE CONSOLIDATION--Appraisal Rights."

Special Meetings.

     Norwest.   Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of the Norwest Board. Holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

     Southwest. A special meeting of shareholders of Southwest may be called by the board of directors, or by any one or more shareholders owning in the aggregate not less than twenty-five percent (25%) of the Southwest Common Stock.

Director Duties

     Norwest.   The DGCL does not specifically enumerate directors' duties.  In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

     Southwest. Federal law does not specifically enumerate the so-called "fiduciary duties" of a director of a national bank. Judicial decisions have established that directors must carry out their duties as a director with due care and loyalty. Due care has been described by the United States Supreme Court as the care that which ordinarily prudent men would exercise under similar circumstances. Directors of a national bank also have a duty of fairness to minority shareholders.

Action Without a Meeting

     Norwest. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     Southwest. The Southwest Articles and Southwest Bylaws do not contain any provision for shareholders to act without a meeting.

Limitation of Director Liability

     Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of
Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     Southwest. The Southwest Articles do not contain any provision limiting the liability of its directors.

Indemnification of Officers and Directors

     Norwest. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Southwest. The Southwest Articles permit any person to be indemnified by Southwest who incurs expenses in connection with a proceeding to which such person has been made a party by reason of being an officer, director or employee of Southwest or serving in any capacity in any entity at the request of Southwest unless found liable or guilty for gross negligence, willful misconduct or criminal acts. Any such indemnification must be approved by a court, by the holders of a majority of the outstanding shares of Southwest Common Stock or by a majority of directors not involved in the proceeding. Southwest may acquire insurance to cover the cost of indemnification permitted under the Southwest Articles.

Dividends

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     Southwest. Holders of stock of a national bank are generally entitled to receive dividends so long as the dividends would not reduce the capital of the bank below the levels required by applicable regulatory requirements or constitute an unsafe or unsound practice. See "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST - Dividend Restrictions" and "Regulatory Capital Standards and Related Matters" for a discussion of such matters.

Corporate Governance Procedures, Nomination of Directors

     Norwest. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     Southwest. The Southwest Articles and Southwest Bylaws require that written notice of any person nominated as a director by someone other than existing management of Southwest must be sent (a) to the OCC not less than fourteen days nor more than fifty days prior to the shareholders meeting, or (b) if less than twenty-one days' notice of the meeting is given to shareholders, to the president of Southwest and to the OCC not less than the close of business on the seventh day following the day on which notice of the meeting was mailed to shareholders. The notice of nomination must include (i) the name and address of the nominee, (ii) the principal occupation of the nominee, (iii) the total number of shares of stock of the nominee, and (iv) the stock of Southwest owned by the notifying shareholder.

                          INFORMATION ABOUT SOUTHWEST

General

     Southwest is a nationally-chartered commercial bank started in January of 1983. The principal office is at 523 San Juan Street, P.O. Box 660, Pagosa Springs, CO 81147. Its telephone number is (970) 264-4111. The principal stockholders are R.W. Turner, Jr., R.W. Turner, III, and Turner Investment Corporation. Among them they hold 58.3% of the outstanding shares of Southwest Common Stock. In addition, there are 26 other minority stockholders consisting of Turner family members and various friends and business associates of R.W. Turner, Jr.

     Southwest has a major portion of the market share in the Pagosa Springs area. In addition to its main office, Southwest has a branch in the Pagosa Lakes area outside of Pagosa Springs and two branches in Durango, Colorado.

     Southwest and its branches conduct a general commercial and consumer banking business which includes the acceptance of deposits from consumers and businesses and the originating of commercial, real estate, installment and other loans. Deposit services include certificates of deposit, interest-bearing checking accounts, savings accounts, and money market accounts. Loans consist of commercial loans directed to small businesses, loans to individuals, commercial real estate loans, residential mortgages and construction loans.

     Southwest and its branches are located in high growth areas and have experienced over 20% growth per year for the last four years. The mainstays of the economy for the area have been tourism, second homes, retirement, and the location of individual businesses that lend themselves to operation by telecommunication. Loan demand in the area is strong and Southwest has operated at a 70-75% loan to deposit ratio. Residential construction lending and mortgage lending, both portfolio and fee generating, have played a large part in Southwest's success.

Competition

     Although Southwest has grown and prospered, the competitive environment that it operates in is intense. There are four other financial institutions in the Pagosa area and six others in the Durango area. In addition, there are a number of construction and mortgage brokers in both areas.

     Management believes that Southwest is well positioned to compete successfully in both market areas although there are no guarantees that can be given in this regard. Management feels that Southwest's local expertise and ongoing commitment to the community, as well as the commitment to quality and personalized banking services are factors that contribute to Southwest's competitiveness.

Regulation and Supervision

     Southwest is a national banking association and as such is subject to regulation, supervision and examination by the OCC. Southwest is also a member of the FDIC. Requirements and restrictions under the laws of the United States include the requirement that reserves be maintained against deposits, restrictions on the nature and amount of loans which can be made, restrictions on the business activities in which a bank may engage, restriction on the payments of dividends to stockholders and minimum capital requirements.

     The OCC is authorized by legislation to take various enforcement actions against any significantly undercapitalized national bank. Based on its capital ratios as of December 31, 1996, Southwest is classified as "well capitalized" under applicable regulations.

     As of the date of this Proxy Statement-Prospectus, there are no known negative regulatory issues regarding Southwest.

Properties

     Southwest operates out of four locations: two are in Archuleta County-downtown Pagosa Springs and Pagosa Lakes, and two are in La Plata County, both in Durango, one on North Main Avenue and the other on Second Avenue. The main office of Southwest is located at 523 San Juan St. in Pagosa Springs, is leased from Turner Investment Corp and is approximately 5,000 square feet. The Pagosa Lakes office, located at 166 Village Drive, is leased from R. W. Turner, Jr., and has approximately 3,500 square feet and also houses Southwest's computer operations center. The office located at 2577 North Main Avenue in Durango is owned by Southwest. It was built in 1994 and contains approximately 6,000 square feet. The office at 848 E. Second Avenue is about 2,500 square feet and is leased from Bruce Kirkpatrick, a Durango attorney.

Legal Proceedings

     The nature of Southwest's business causes it to be involved in routine legal proceedings from time to time. Management of Southwest believes that there are no pending or threatened legal proceedings which, upon resolution, would have a material adverse effect on the financial condition or results of operations of Southwest.

Market Information and Dividends

     There has been no public market for the shares of Southwest Common Stock. As of the date of this Proxy Statement-Prospectus, there are issued and outstanding 5,500 shares of Southwest Common Stock held by approximately 29 holders of record.

Dividends

     During 1996 and 1995 Southwest declared annual dividends on Southwest Common Stock totaling $18.00 per share. The amount of dividends that Southwest is permitted to pay is limited by the supervisory policy of the OCC.

Principal Shareholders and Security Ownership of Southwest

     Set forth below are the names and address of, and the number of shares and the percentage of outstanding shares beneficially owned as of the record date for the special meeting by, each holder of record who owns of record, or who is know by Southwest to be the beneficial owner of, more than five percent of the outstanding shares of Southwest Common Stock. Southwest Common Stock is the only class of equity security of Southwest outstanding. Each shareholder named below has sole voting and investment power with respect to the shares shown in the table, unless otherwise indicated.



Name and Address of Beneficial Owner         Amount and Nature of Beneficial Ownership        Percent of Class
R. W. Turner, Jr.                                           1,178                                   21.4
P.O. Box 1670
Durango, CO 81302

R. W. Turner, III                                             969                                   17.6
P.O. Box 1670
Durango, CO 81302

Turner Investment Corp                                      1,060                                   19.3
P. O. Box 1670
Durango, CO 81302

      Set forth below are the number of shares of Southwest Common Stock held by each director and executive officer, and by all directors and executive officers as a group, as of the record date for the special meeting. Each shareholder named below has sole voting and investment power of the shares shown in the table unless otherwise indicated.

          Name                       Amount and Nature of Beneficial Ownership        Percent of Class
R. W. Turner, Jr.                                     1,178                                  21.4
R. W. Turner, III                                       969                                  17.6
Marion O. Francis, Jr.                                   10                                   *
Vernon A. Greco                                          10                                   *
Robert Griffith                                          84                                   1.5
Ben L. Lynch                                             10                                   *
Robert M. Wickham                                        10                                   *
Directors and Executive Officers
      as a group                                      2,271                                  41.3
_____________
*Less than 1%

Board of Directors

   The following table sets forth information as of the record date concerning the members of the Southwest Board.

Name                                        Age            Position with Southwest and business experience
R. W. Turner, Jr.                           70             Chairman of the Board for more than the last five years

Marion O. Francis, Jr.                      53             President, CEO and board member for more than five years

R. W. Turner, III                           36             Executive VP and board member for more than the last five
                                                           years

Ben L. Lynch                                56             Director for more than the last five years; owner of Pagosa
                                                           Springs drug store.

Roger Wickham                               55             Director for more than the last five years; owner of Rover
                                                           Airways, an international freight forwarding company

Vernon Greco                                43             Director for 2 1/2 years; general manager of Purgatory Ski
                                                           Resort

Robert Griffith                             45             Director for 1 1/2 years; owner of McKnight Jewelry in
                                                           Durango

               SOUTHWEST'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION


General

     The following is Southwest's management's discussion and analysis of the significant factors affecting Southwest's results of operations and financial condition. This should be read in conjunction with Southwest's audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

     Southwest, an independent community bank headquartered in Pagosa Springs, Colorado, derives substantially all of its revenues and income from its commercial banking operations. See "INFORMATION ABOUT THE BANK OF THE SOUTHWEST --General."

     Southwest's earnings depend primarily on its net interest income, the difference between the income earned on its loans and investments and the interest paid on its deposits. Among the factors affecting net interest income are the type, volume and quality of its assets, the type and volume of its deposits, and the relative sensitivity of its interest earning assets and its interest bearing deposits to changes in interest rates. See "--Certain Selected Statistical Information Average Balance Sheets and Average Yields Earned and Rates Paid." In addition, its income is significantly affected by the fees it receives from other banking services, by its required provisions for loan losses and by the level of its operating expenses. All aspects of Southwest's operations are affected generally by market, economic and competitive conditions, particularly those in Southwestern Colorado.

Financial Condition

     Total assets increased by $12,560,692, or 20.6%, during 1996 to $73,572,075 at December 31, 1996 following an increase of $11,748,728, or 23.8%, during 1995 to $61,011,383 at December 31, 1995. The increases were due to increases in deposits of $11,481,842 (1996) and $10,686,330 in 1996 and 1995, respectively, and net earnings of $1,109,614 and $853,678 in 1996 and 1995, respectively.

     Loans increased 23.5% during 1996 by $9,396,879 to $49,362,842 at December 31, 1996, and increased $7,921,652 (or 24.7%) during 1995 to $39,965,963 at
December 31, 1995. The increases in loans during 1996 and 1995 were primarily the result of increases in demand for all classes of loans.

     Investment securities increased during 1996 by $2,166,500, or 17.2%, to $14,756,949 at December 31, 1996 and increased $2,390,743, or 23.4%, during 1995 to $12,590,449 at December 31, 1995. The increases occurred in securities of the U.S. Treasury, U.S. Government Agencies and state and political subdivisions. The 1996 and 1995 increases were funded by increases in demand and interest-bearing deposits.

     For other information relating to Southwest's financial condition, see "--Certain Selected Statistical Information."

Results of Operations

     Net interest income is the primary source of income for Southwest and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to Southwest's depositors on interest bearing accounts. The "interest rate spread" is the difference in the average annual interest rate received by Southwest on its interest earning assets and the average annual interest rate paid by Southwest on its interest bearing liabilities. The "net interest margin" is the quotient obtained by dividing net interest income by average earning assets, and thus takes into account any imbalance between the volume of interest earning assets when compared to the volume of interest bearing liabilities, which is not considered in the calculation of interest rate spread. Where net interest margin exceeds interest rate spread, it usually means that the volume of interest earning assets (such as loans) exceeds the volume of interest bearing liabilities (such as interest bearing deposits).

     Comparison of Years Ended December 31, 1996 and 1995

     Earnings Performance

     Southwest earned net income of $1,109,614 in 1996 and $853,678 in 1995. The 30% increase in net income of $255,936 in 1996 compared to 1995 is attributable to increases in net interest income of $681,763 (or 23.6%) and other income of $308,546 (or 54.0%). These increases were partially offset by an increase in other operating expenses of $604,373 (or 27.5%) and provision for income taxes of $106,000 (or 28.6%).

     The return on average assets was 1.6% in 1996 and 1995. Return on average stockholders' equity was 23.8% in 1996 compared to 23.0% in 1995. The increases in these ratios were primarily attributable to the increase in net income discussed in the preceding paragraph. On a per share basis, net income for the years 1996 and 1995 was $201.75 and $155.21, respectively. The ratio of average equity to average assets was 6.85% in 1996 and 6.79% in 1995.

     The following is a condensed summary of the statements of operations:

                        Condensed Summary of Operations

                                                     % Increase
                                1996        1995     1995 to 1996
                             ----------  ----------  -------------
Net interest income          $3,568,537  $2,886,774      23.6%
Provision for loan losses        60,000      36,000      66.7
Other income                    880,401     571,855      54.0
Other operating expenses      2,803,324   2,198,951      27.5
Income taxes                    476,000     370,000      28.6
Net Income                    1,109,614     853,678      30.0

     Net Interest Income

     Southwest's net interest income is affected by changes in yields earned on interest earning assets and rates paid on interest bearing deposits and other borrowed funds, referred to as "rate change." It is also affected by changes in the amount and mix of interest earning assets and interest bearing liabilities, referred to as "volume change."

     The following table is provided to show the percentage of change in interest income and expense from significant interest-bearing assets and liabilities:

                              Net Interest Income
                             (dollars in thousands)

                                                                  Percentage
                                                             increase/(decrease)
                                            1996     1995        1995 to 1996
                                            ------------------------------------
Interest income:
       Loans                                $4,915   $3,863            27.2%
       Investment Securities                   803      665            20.8
       Deposits with banks                      81       59            37.3
       Federal funds sold                       22       24            (8.3)
                                            ------   ------

           Total interest income             5,821    4,611            26.2
                                            ------   ------

Interest expense:
       Deposits                              2,216    1,692            31.0
       Funds borrowed                           25       27            (7.4)
       Funds Purchased                          11        5           120.0
                                            ------   ------

          Total interest expense             2,252    1,724            30.6
                                            ------   ------

Net interest income:                        $3,569   $2,887            23.6
                                            ======   ======

Included in interest income from loans are loan fees of $295,080 and $216,355 in 1996 and 1995, respectively.

     The following table presents average asset and liability balances and percentage changes:

                       Average Asset / Liability Balances
                             (dollars in thousands)

                                                                Percentage
                                                            increase/(decrease)
                                          1996      1995       1995 to 1996
                                         --------------------------------------

Loans                                    $45,506   $35,819          27.0%

Investment Securities                     13,756    11,419          20.5

Interest bearing deposits                  1,533     1,061          44.5

Federal funds sold                           432       406           6.4
                                         -------   -------

  Total average interest earning
   assets                                $61,227   $48,705          25.7
                                         =======   =======

Deposits
  Non-interest bearing                   $10,390   $ 8,749          18.8

  Interest with checking                  16,407    13,574          20.9
  Savings                                  4,986     4,330          15.2
  Money Market                             5,849     4,331          35.0
  Time                                    24,892    19,185          29.7
                                         -------   -------

  Total average interest-bearing
   deposits                               52,134    41,420          25.9

Federal funds purchased                      215        87         147.1

Notes payable                                328       344          (4.7)
                                         -------   -------

Total average interest bearing
 liabilities                             $52,677   $41,851          25.9
                                         =======   =======

     The following table shows the average interest yield on interest-earning assets and the average interest rate paid on interest-bearing liabilities:

                             Interest Rate Spread

                                                       1996    1995
                                                      ------  ------
       Average yield earned:

           Loans                                      10.80%  10.78%
           Investment securities                       5.84    5.82
           Interest bearing deposits                   5.28    5.56
           Federal funds sold                          5.09    5.91

              Total interest-earning assets            9.51    9.47

       Average rates paid:

           Interest-bearing deposits

              Interest with checking                   3.00    3.06
              Savings                                  3.23    3.16
              Money Market                             3.49    3.49
              Time                                     5.46    5.16
                                                      -----   -----

                Total                                  4.25    4.08

              Federal funds purchased                  5.12    5.75

              Notes payable                            7.62    7.85

                Total interest-bearing liabilities     4.28    4.12

       Interest rate spread                            5.23    5.35

     The following table shows the net yield on interest-earning assets:

                              Net Interest Margin

                                                       Year Ended December 31,
                                                       -----------------------
                                                           1996         1995
                                                           ----         ----

       Average yield earned                                 9.51%        9.47%

       Interest expense to average earning assets           3.68         3.54

              Net interest margin                           5.83         5.93

     Net interest income increased from $2,886,774 in 1995 to $3,568,537 in 1996, an improvement of 23.6%. During the year ended December 31, 1996, interest rates in the United States were generally stable.

     Total interest income increased to $5,821,058 or 26.2% in 1996 as compared to $4,611,016 in 1995. Earning asset yields were virtually unchanged from 1996 to 1995 (9.51% compared to 9.47%). See "--Certain Selected Statistical Information" for information regarding Southwest's average balances during the two years ended December 31, 1996 and 1995.

     Total interest expense in 1996 of $2,252,521 increased 30.6% from $1,724,242 in 1995. This increase was attributable primarily to an increase in average interest-bearing liabilities of approximately $10,826,000 in 1996 from 1995.

     Provision for Loan Losses

     The provision for loan losses is charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on management's evaluation of the loan portfolio, economic conditions, prior loss experience, review of specific problem loans, and other pertinent factors. Actual losses on loans are charged against the allowance and recoveries on charged-off loans are credited to the allowance. Southwest's provision for loan losses was $60,000 and $36,000 in 1996 and 1995, respectively.
See "--Comparison of the Years Ended December 31, 1996 and 1995 Earnings Performance." Net loans charged off were $12,452 and $9,578 in 1996 and 1995, respectively.

     The allowance for loan losses as a percentage of loans was 0.58% and 0.57% at December 31, 1996 and at December 31, 1995, respectively.

     Non-interest Income

     The following table presents a summary of non-interest income and percentage changes:

                              Non-interest Income
                             (dollars in thousands)

                                                                              Percentage
                                            Year Ended December 31,       increase/(decrease)
                                            -------------------------     -------------------
                                             1996               1995         1995 to 1996
                                             ----               ----         ------------

Service charges on deposit accounts         $ 362              $ 308             17.5%

Credit card income                            136                 99             37.4

Mortgage origination fees                     259                 79            227.8

Increase in cash value of life insurance       29                 29               --

Other operating income                         97                 56             73.2

Gain (loss) on sales of securities             (2)                 1           (300.0)

Loss on disposition of equipment               (1)                --
                                            -----              -----               --

Total                                       $ 880              $ 572             54.0
                                            =====              =====

     Southwest's principal source of non-interest income is service charges on deposit accounts. Other sources are credit card income and mortgage origination fees, and a variety of other service charges and fees, including safe deposit box rental and printed check sales.

     Non-interest income increased 54.0% to $880,401 in 1996 compared to $571,855 in 1995. The increase in 1996 was primarily due to an increase in mortgage origination fees and service charges on deposit accounts.

     Non-interest Expense

     The following table presents a summary of non-interest expenses and percentage changes:

                              Non-interest Expense
                             (dollars in thousands)


                                      Year Ended December 31,          Percentage
                                      -----------------------           increase
                                       1996             1995          1995 to 1996
                                       ----             ----          ------------

Salaries and employee benefits        $1,544           $1,160            33.1%

Depreciation and amortization            173              147            17.7

Occupancy expense of bank premises       163              131            24.4

Furniture and equipment expense           84               67            24.9

Operating expenses                       839              694            20.9
                                      ------           ------

Total                                 $2,803           $2,199            27.5
                                      ======           ======

     Total non-interest expenses increased 27.5% to $2,803,324 in 1996, compared to $2,198,951 in 1995. These increases were largely attributable to increases in expenses related to the opening of a larger branch in Durango, Colorado. FDIC insurance assessments decreased to $2,000 in 1996 from $50,811 in 1995 primarily due to reduced premium rates.

     Income Taxes

     Southwest is subject to Federal and Colorado income taxes which fluctuate from period to period with fluctuations in Southwest's earnings performance. Income taxes, as a percentage of net income before income taxes, remained virtually unchanged at 30.0% in 1996 and 30.2% in 1995.

     Statements of Financial Accounting Standards

     In February 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. During 1995, Southwest adopted SFAS 109. The change in method of accounting for income taxes had no significant effect on Southwest.

     The Financial Accounting Standards Board has issued Statement 114 ("SFAS 114"), "Accounting by creditors for Impairment of a Loan" and Statement 118 ("SFAS 118"), "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures". These statements apply to all creditors and all loans, including those that are restructured in troubled debt restructurings with a modification of terms. Excluded are large groups of homogeneous loans with small balances that are evaluated collectively, loans measured at fair value or at the lower cost or fair value, leases and debt securities. SFAS 114 and SFAS 118 require loans to which they apply, to be measured at the discounted amounts of their expected future cash flows using the loan's effective interest rate or at the observable market price or the fair value of the collateral for collateral dependent loans. The Statements are effective for fiscal years beginning after December 15, 1994. The adoption of SFAS 114 and SFAS 118 by the Bank during 1995 had no significant effect on Southwest.

     Effective January 1, 1994, Southwest adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, beginning on January 1, 1994, pursuant to Southwest's investment policy, certain securities are designated to be available for sale and are reported at estimated fair value (based on quoted market prices). Net unrealized gains and losses on such securities are not included in earnings, but are reported, net of income taxes, as a separate component of stockholders' equity. All of Southwest's securities in 1996 and 1995 were classified as "Available for Sale". In 1994, Southwest recorded a decrease of $154,552 in stockholders' equity. The stockholders' equity component for net unrealized gain on securities available for sale was $37,494 at December 31, 1996 and $34,853 at December 31, 1995. The net increases of $2,641 (1996) and $189,405 (1995) were largely attributable to changes in market interest rates.

     Funding Sources and Liquidity Management

     Southwest relies on its banking operations for its source of cash to pay its operating expenses and to pay dividends. During 1995 and 1996, Southwest paid annual dividends at the rate of $18.00 per share, which aggregated to $99,000 per year. At December 31, 1996, Southwest estimates that it has excess accumulated earnings of approximately $2,319,000 available for distribution, subject to regulatory approval and other applicable requirements.

     The assets of Southwest are primarily funded through the use of borrowings in the form of deposits. The maintenance of an adequate level of liquidity is necessary to ensure that sufficient funds are available to meet customers' loan demand and deposit withdrawals. The primary sources of asset liquidity consists of federal funds, maturing loans and investment securities.

     Southwest's funds management committee is charged with the responsibility of maintaining an adequate level of liquidity and managing the risks associated with interest rate changes while sustaining stable growth in net interest income. Southwest's basic strategy is to minimize interest rate risk through matching the repricing periods of earning assets and interest-bearing liabilities.

     Capital Management of Southwest

     Bank regulatory agencies measure capital adequacy through standard risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Under the rules effective December 31, 1995, all financial institutions are required to maintain a level of core capital (known as Tier 1 capital) which must be at least 4.0% of risk-weighted assets, and a minimum level of total capital of at least 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less goodwill and other intangible assets. Total capital is comprised of Tier 1 capital, certain debt instruments and a portion of the allowance for loan losses.

     Southwest's actual risk-based capital requirement and excess risk-based capital at December 31, 1996 are summarized as follows:

                             (dollars in thousands)

                                                        December 31, 1996
                                                       -------------------
                                                       Amount  Percent (1)
                                                       ------  -----------

     Tier 1 Capital                                    $5,152       10.28%

     Allowable portion of allowance for loan losses       288         .57

     Total risk-based capital                           5,440       10.85

     Risk-based capital requirement                     4,011        8.00

     Excess risk based capital                          1,429        2.85

_________
     (1) Percentage based on risk-weighted assets at December 31, 1996.

     As a supplement to the risk-based capital guidelines, the Federal Reserve Board has also adopted a minimum ratio of Tier 1 capital to total average assets known as the Tier 1 leverage ratio. The principal objective of this measure is to place a constraint on the maximum degree to which banking organization can leverage its equity capital base. This regulation has established a minimum level of Tier 1 capital to total assets of 4.0%. The actual Tier 1 leverage ratio of Southwest was 7.01%, at December 31, 1996.

     Inflation

     Management has considered the effects and potential effects of inflation on its past and future operations and earnings performance. Inflation has not had in recent years, nor is it expected to have in the foreseeable future, a significant effect on Southwest's operations or earnings performance.

Certain Selected Statistical Information

     The following tables set forth certain comparative information with respect to Southwest's operations during the periods or as of the dates indicated.

     The following table sets forth the carrying value of securities held by Southwest.

                                   Securities
                             (dollars in thousands)

                                                                 December 31,
                                                               ----------------
       Investment Type                                          1996     1995
                                                               -------  -------
U.S. Treasury and agencies                                     $   795
State & political subdivisions /
 U.S. government agency securities                               4,219  $ 5,102
Mortgage-backed securities                                       2,508    2,066
State & municipal securities                                     7,210    5,397
Other                                                               25       25
                                                               -------  -------
                                                                14,757   12,590
Stock in Federal Reserve Bank and Federal Home Loan Bank           348      310
                                                               -------  -------
Total                                                          $15,105  $12,900
                                                               =======  =======

     The following table sets forth certain statistical information and should be read with the financial statements of Southwest:

         Average Balance Sheets and Average Yields Earned and Rate Paid
                             (dollars in thousands)

                                                                       Years ended December 31,

                                              ---------------------------------------------------------------------------
                                                            1996                                     1995
                                              -----------------------------------       ---------------------------------
                                                                          Average                                 Average
                                              Average                      yield/       Average                   yield/
                                              balance       Interest        rate        balance      Interest      rate
                                              -------       --------      -------       -------      --------     -------
Assets
Loans                                         $45,506          4,915       10.80%        35,819         3,863       10.78%
Investment securities                          13,756            803        5.84         11,419           665        5.82
Interest-bearing amounts                        1,533             81        5.28          1,061            59        5.56
Federal funds sold                                432             22        5.09            406            24        5.91
                                              -------       --------      -------       -------      --------     -------
    Total earning assets                       61,227          5,821        9.51         48,705         4,611        9.47
Allowance for loan losses                        (261)                                     (212)
Cash and due from banks                         3,548                                     2,996
Other assets                                    3,655                                     3,143
                                              -------       --------      -------       -------      --------     -------
     Total Assets                             $68,169          5,821        9.51%        54,632         4,611        9.47%
                                              =======       ========      =======       =======      ========     =======

Liabilities and Stockholders' Equity
Non-interest-bearing deposits                 $10,390                                     8,749
Interest-bearing deposits                      52,134          2,216        4.25%        41,420         1,692        4.08%
Funds borrowed or purchased                       543             36        6.63            431            32        7.42
Other liabilities                                 436                                       325
Stockholders' Equity                            4,666                                     3,707
                                              -------       --------      -------       -------      --------     -------
Total liabilities and Stockholders' Equity    $68,169         $2,252        4.28%       $54,632        $1,724        4.12%
                                              =======       ========      ========      =======      ========     =======

Net interest income                                           $3,569                                   $2,887
                                                            ========                                 ========
Interest rate spread (a)                                                    5.23%                                    5.35%
                                                                          =======                                 =======
Net interest margin (b)                                                     5.83%                                    5.93%
                                                                          =======                                 =======

__________
(a) The net interest spread is the difference between the average rate on total interest-earning assets and interest-bearing liabilities.

(b) The net interest margin is net interest income divided by average interest-earning assets.

     The following table reflects the contractual maturity distribution of each security category and the approximate weighted-average yield at December 31, 1996:

                 Maturity Distribution of Investment Portfolio
                             (dollars in thousands)

                                                                               Maturing
                                            -------------------------------------------------------------------------------
                                            In one        After          After                                     Weighted
Investment type                             year or        1-5           5-10         After                        Average
                                             less         years          years       10 years       Total          Yield %
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                    $-----        $  795        $-----        $-----       $   795          6.27%
U.S. governmental agency securities            902         3,317         -----         -----         4,219          5.70
Mortgage-backed securities                   -----           314           118         2,076         2,508          6.77
State and political subdivisions
     Tax exempt                                434         3,407         3,169         -----         7,010          5.15(1)
     Taxable                                 -----           200         -----         -----           200          7.00
Other                                        -----         -----         -----            25            25          6.11
                                            ------        ------        ------        ------       -------
                                             1,336         8,033         3,287         2,101        14,757          6.86
Stock in Federal Reserve Bank
     and Federal Home Loan Bank                                                          348           348          6.60
                                            ------        ------        ------        ------       -------
                                            $1,336        $8,033        $3,287        $2,449       $15,105          6.85%
                                            ======        ======        ======        ======       =======

(1)  Represents a federal tax equivalent yield of 7.69%.

     The following table classifies loans by major category as of December 31, 1995 and 1996:

                           Loans Portfolio Analysis
                            (dollars in thousands)

                                     December 31,
                                 -------------------
                                  1996        1995
----------------------------------------------------
Commercial business              $ 5,139     $ 3,217
Consumer                           3,929       3,082
Real Estate:
  Construction                     5,781       4,195
  Mortgage                        34,096      29,361
Municipalities                       140          80
Credit card                          278          31
                                 -------     -------
    Total loans                  $49,363     $39,966
                                 =======     =======

     The following table presents maturities and sensitivities of loans to changes in interest rates as of December 31, 1996:

     Maturity Distribution and Interest Rate Sensitivity of Loan Portfolio
                             (dollars in thousands)

                                                                 After
                                                   One year       1-5         After
                                                   or less       years       5 years       Total
     --------------------------------------------------------------------------------------------
     Maturities
          Commercial business                      $ 4,158      $   934       $   47      $ 5,139
          Consumer credit card                       1,718        2,409           80        4,207
          Real Estate                                9,353       24,328        6,196       39,877
          Municipalities                                72           68        -----          140
                                                   -------      -------       ------      -------
               Total                               $15,301      $27,739       $6,323      $49,363
                                                   =======      =======       ======      =======
     Sensitivities
          Amounts of loans due after five
          years which have Predetermined
          interest rates                                        $10,067       $1,331      $11,398
          Floating rates                                         17,672        4,992       22,664
                                                                -------       ------      -------
               Total                                            $27,739       $6,323      $34,062
                                                                =======       ======      =======

     The following table sets forth certain information regarding Southwest's nonaccrual, restructured and past due loans as of December 31, 1996 and 1995:

                  Nonaccrual, Restructured and Past Due Loans
                             (dollars in thousands)

                                                                    December 31,
                                                               ---------------------
                                                                 1996         1995
                                                                 ----         ----
          Nonaccrual loans                                      $----        $   1
          Restructured loans                                     ----         ----
          Loans past due 90 days or
          more and still accruing                                   3            8
                                                                -----        -----
                                                                $   3        $   9
                                                                =====        =====

     The impact on interest income for the years ended December 31, 1996 and 1995 for nonaccrual and restructured loans was approximately $3 and $6,420, respectively.

     The following table sets forth an allocation of the allowance for loan losses as of December 31, 1995 and 1996:

                    Allocation of Allowance for Loan Losses
                             (dollars in thousands)

                                                     December 31,
                                                     ------------
                                          1996                          1995
                               ---------------------------   ---------------------------
                                                Allowance                     Allowance
                                  Loans         for loan        Loans         for loan
                               outstanding       losses      outstanding       losses
----------------------------------------------------------------------------------------
Commercial                       $ 5,139          $  30        $ 3,217          $  18
Consumer and Credit Card           4,207            233          3,113            192
Real Estate                       39,877             25         33,556             19
Municipalities                       140           ----             80           ----
                                 -------          -----        -------          -----
                                 $49,363          $ 288        $39,966          $ 229
                                 =======          =====        =======          =====

     The following table presents a detailed analysis of Southwest's allowance for loan losses as of December 31, 1995 and 1996:

                     Analysis of Allowance for Loan Losses
                             (dollars in thousands)

                                                                Years ended December 31,
                                                                ------------------------
                                                                 1996            1995
          ------------------------------------------------------------------------------
          Balance beginning of year                              $ 229           $ 196
          Provision for loan losses                                 60              36
                                                                 -----           -----
          Charge-offs:
            Commercial                                               9               7
            Consumer                                                 3               3
            Real Estate                                           ----            ----
                                                                 -----           -----
              Total loan losses                                     12              10
          Recoveries:
            Commercial                                              10               6
            Consumer                                                 1               1
            Real Estate                                           ----            ----
              Total recoveries                                      11               7
                                                                 -----           -----
                 Net charge-offs                                     1               3
                                                                 -----           -----
          Balance end of year                                    $ 288           $ 229
                                                                 =====           =====

          Net charge-offs as a percent of average loans           .002%           .008%

          Allowance for loan losses to:
            Total loans at period-end                              .58             .57
            Net charge-offs                                     288.00           76.33

          Provision for loan losses to average loans               .13             .10

     The following table sets forth the remaining maturities for time deposits of $100,000 or more as of December 31, 1996:

                 Maturity of Time Deposits of $100,000 or More

                               December 31, 1996
                             (dollars in thousands)

                                          Three
                                          months       3-6       6-12       Over 12
                                          or less     months     months     months     Total
                                          -------     ------     ------     ------     ------
Certificates and other time deposits      $3,958      $1,956     $1,748     $1,074     $8,736
                                          ======      ======     ======     ======     ======

                          CERTAIN REGULATORY AND OTHER
                      CONSIDERATIONS PERTAINING TO NORWEST

     Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

     As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest Common Stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Bank Regulatory Agencies

     Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

     Norwest's national banking subsidiaries are regulated primarily by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC and applicable state banking agencies. Its savings and loan association subsidiary is regulated primarily by the OTS. Norwest's federally insured banking subsidiaries and its savings and loan subsidiary are also subject to regulation by the FDIC.

     Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities; Interstate Banking

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

     Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless it is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997).  Norwest will be
unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

     Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

Dividend Restrictions

     Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

     Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The OTS imposes substantially similar restrictions on the payment of dividends to Norwest by its savings and loan association subsidiary. Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

     If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

     The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

Holding Company Structure

     Transfer of Funds from Banking Subsidiaries. Norwest's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

     Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

     Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Regulatory Capital Standards and Related Matters

     Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

     The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. As of March 31, 1997, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.19% and 8.42%, respectively.

     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to

5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. As of March 31, 1997, Norwest's leverage ratio was 6.07%.

     The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

     Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

     Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

     Effective January 1, 1998, federal bank regulatory agencies will require banking organizations that engage in significant trading activity to calculate a charge for market risk. Organizations may opt to comply effective January 1, 1997. Significant trading activity, for this purpose, means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies if the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest has historically not engaged in significant trading activity.

     As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

     Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

     Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. As of March 31, 1997, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

     A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

     The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of
(a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC Insurance

     The FDIC insures the deposits of Norwest's depository institution subsidiaries through the Bank Insurance Fund (BIF) or, in the case of deposits held by its savings and loan association subsidiary or deposits held by banking subsidiaries as a result of savings and loan associations acquired by Norwest, through the Savings Association Insurance Fund (SAIF). The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     Deposits insured by SAIF are currently assessed at the BIF rate of zero to 27 cents per $100 of domestic deposits. The SAIF assessment rate may increase or decrease as is necessary to maintain the designated SAIF reserve ratio of 1.25% of insured deposits.

     Effective January 1, 1997, all FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation. Until December 31, 1999 or when the last savings and loan association ceases to exist, whichever occurs first, depository institutions will pay approximately 6.4 cents per $100 of SAIF-assessable deposits and approximately 1.3 cents per $100 of BIF-assessable deposits.

     Subject to certain conditions, BIF and SAIF will be merged into one insurance fund effective January 1, 1999.

Fiscal And Monetary Policies

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

Competition

     The financial services industry is highly competitive. Norwest's subsidiaries compete with traditional financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of The Bank of the Southwest, National Association and subsidiaries as of December 31, 1996 and for the year then ended included in this Proxy Statement-Prospectus are included herein in reliance on the report of Philips & Associates, P.A., independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Stanley S. Stroup, Executive Vice President and General Counsel has rendered a legal opinion that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. This opinion means that (a) Norwest has a sufficient number of authorized but unissued shares of Norwest Common Stock to issue the required number of shares in the Consolidation, (b) the Norwest Board has taken all action necessary under the DGCL to authorize the issuance of the shares pursuant to the Reorganization Agreement, (c) when exchanged for shares of Southwest Common Stock, the shares of Norwest Common Stock issued in the Consolidation will be fully paid for and not subject to any additional charges. Mr. Stroup beneficially owns shares of Norwest Common Stock and options to purchase additional shares of Norwest Common Stock. As of the date of this Proxy Statement-Prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options, in the aggregate, is less than 0.__% of the outstanding shares of Norwest Common Stock.

     The material U.S. Federal income tax consequences of the Consolidation to Southwest's shareholders will be passed upon for Southwest by Philips & Associates, P.A., Durango, Colorado.


                   INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1996. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. Southwest shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                      WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest Common Stock to be issued to Southwest shareholders in the Consolidation. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider in deciding how to vote on the Consolidation is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979. See "WHAT INCORPORATED BY REFERENCE MEANS" at the beginning of this document.

     The Norwest documents that have been incorporated by reference consist of:

     . Norwest's annual report on Form 10-K for the year ended December 31, 1996;

     . Norwest's quarterly report on Form 10-Q for the quarter ended March 31, 1997;

     . Norwest's current reports on Form 8-K dated January 16, 1997 (filed on January 23, 1997), April 14, 1997 (filed April 21, 1997), June 3, 1997
        (filed June 10, 1997) and July 14, 1997 (filed July 21, 1997)`;

     . Norwest's current report on Form 8-K dated April 30, 1997 (filed on May 1, 1996) containing a description of the Norwest Common Stock; and

     . Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated June 29, 1993, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                          Norwest Corporation
                          Corporate Secretary
                          Norwest Center
                          Sixth and Marquette
                          Minneapolis, MN 55479-1026

     To ensure delivery of the copies in time for the special meeting, your request should be received by Norwest by August 22, 1997.

--------------------------------------------------------------------------------
     In deciding how to vote on the Merger, you should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. Neither Norwest nor Southwest has authorized any person to provide you with any information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated July 29, 1997. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than such date, and neither the mailing to you of this Proxy Statement-Prospectus nor the issuance to you of shares of Norwest common stock will create any implication to the contrary.
This Proxy Statement-Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.
--------------------------------------------------------------------------------

                 [LETTERHEAD OF PHILIPS AND ASSOCIATES, P.C.]


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
The Bank of the Southwest, N.A.
Pagosa Springs, Colorado


We have audited the accompanying balance sheets of The Bank of the Southwest, N.A., as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bank of the Southwest, N.A., as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Philips and Associates, P.C.
Philips and Associates, P.C.
January 21, 1997

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                                 BALANCE SHEETS
                                 --------------
                           December 31, 1996 and 1995

                                     ASSETS
                                     ------

                                                   1996         1995
                                               -----------   -----------
Cash and due from banks......................  $ 4,992,910   $ 3,191,031
Interest-bearing deposits in banks...........        -         2,000,000
Federal funds sold...........................      800,000         -
Time deposits................................        -           200,000
Securities available for sale (Notes 1 & 2)..   14,756,949    12,590,449
Loans, less allowance for loan losses of
  $287,964 and $228,906 (Notes 1, 3, and 4)..   49,074,878    39,737,057
Accrued interest receivable..................      566,551       445,648
Bank premises and equipment (Notes 1 and 5)..    2,232,047     1,786,081
Other real estate owned (Note 1).............      179,204       179,204
Stock in Federal Reserve Bank and
  Federal Home Loan Bank, at cost............      348,400       310,100
Other assets (Note 6)........................      621,136       571,813
                                               -----------   -----------

Total assets.................................  $73,572,075   $61,011,383
                                               ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Deposits (Note 7)
  Demand deposits............................  $10,994,604  $11,496,805
  Interest-bearing deposits (Note 7).........   56,635,509   44,651,466
                                               -----------  -----------
    Total deposits...........................   67,630,113   56,148,271

Notes payable (Note 8).......................      295,006      329,574
Accrued expenses and other
 liabilities (Notes 9 & 10)..................      457,054      356,891
                                               -----------  -----------
    Total liabilities........................   68,382,173   56,834,736
                                               -----------  -----------

Stockholders' equity
  Common stock, 11,000 shares authorized,
    5,500 shares issued and outstanding at
    $100 par value...........................      550,000    1,550,000
  Surplus....................................      550,000      550,000
  Undivided profits..........................    4,052,408    2,041,794
Net unrealized gain on securities
  available for sale, net of deferred taxes
  of $20,734 and $91,242.....................       37,494       34,853
                                               -----------  -----------
Total stockholder's equity...................    5,189,902    4,176,647
                                               -----------  -----------

Total liabilities and stockholders' equity...  $73,572,075  $61,011,383
                                               ===========  ===========


  The accompanying notes are an integral part of these financial statements.

                         THE BANK OF THE SOUTHWEST, N.A.
                         -------------------------------

                              STATEMENTS OF INCOME
                              --------------------
                 For the Years Ended December 31, 1996 and 1995

                                                    1996         1995
                                                 -----------  ----------
Interest income
   Interest and fees on loans..................  $4,914,954   $3,862,729
   Interest and dividends on investment
     securities -
        Taxable................................     499,895      445,609
        Exempt from federal taxes..............     302,723      219,101
   Interest on deposits with banks.............      81,144       59,502
   Interest on federal funds sold..............      22,342       24,075
                                                 ----------   ----------
        Total interest income..................   5,821,058    4,611,016
                                                 ----------   ----------

Interest expense
   Interest on deposits........................   2,215,966    1,692,470
   Interest on funds borrowed..................      25,432       26,925
   Interest on federal funds purchased.........      11,123        4,847
                                                 ----------   ----------
        Total interest expense.................   2,252,521    1,724,242
                                                 ----------   ----------

     Net interest income.......................   3,568,537    2,886,774

Provision for loan losses......................      60,000       36,000
                                                 ----------   ----------

Net interest income after provision
   for loan losses.............................   3,508,537    2,850,774
                                                 ----------   ----------

Other income
   Service charges on deposit accounts.........     361,616      308,524
   Credit card income..........................     136,339       98,712
   Mortgage origination fees...................     259,464       79,578
   Other operating income......................      97,075       55,870
   Increase in cash value of life insurance....      28,608       28,608
   Gain (loss) on sales of securities..........      (2,167)         563
   Loss on disposition of equipment............        (534)        -
                                                 ----------   ----------

Total other income.............................     880,401      571,855
                                                 ----------   ----------

Other expenses
   Salaries and employee benefits..............   1,543,758    1,160,195
   Occupancy expense of bank premises
     including depreciation and amortization
     of $26,383 in 1996 and $23,227 in 1995....     189,172      154,174
   Furniture and equipment expense including
     depreciation and amortization of $147,341
     in 1996 and $124,257 in 1995..............     231,592      190,921
   Other operating expenses....................     838,802      693,661
                                                 ----------   ----------
                                                  2,803,324    2,198,951
                                                 ----------   ----------

  The accompanying notes are an integral part of these financial statements.

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                        STATEMENTS OF INCOME - Continued
                        --------------------------------
                 For the Years Ended December 31, 1996 and 1995

                                           1996        1995
                                        ----------  ----------

Income before income taxes............. $1,585,614  $1,223,678

Provision for income taxes (Note 10)...    476,000     370,000
                                        ----------  ----------

Net income............................. $1,109,614  $  853,678
                                        ==========  ==========

Net income per share of common stock... $   201.75  $   155.21
                                        ==========  ==========

Average shares outstanding.............      5,500       5,500
                                        ==========  ==========

  The accompanying notes are an integral part of these financial statements.

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 ---------------------------------------------
                 For the Years Ended December 31, 1996 and 1995



                                                                                      NET GAIN
                                                                                      (LOSS) ON
                                          COMMON                       UNDIVIDED      AVAILABLE-FOR-
                                          STOCK         SURPLUS         PROFITS       SALE SECURITIES
                                       -----------   --------------  ---------------  --------------

Balance - December 31, 1994            $ 1,550,000       $  550,000       $1,287,116  $(154,552)

Net income for 1995                                                          853,678

Dividends paid ($18.00 per share)                                            (99,000)

Net change in available for sale
 securities, net of tax of $112,676              -                -                -    189,405
                                       -----------   --------------  ---------------  ---------

Balance - December 31, 1995              1,550,000          550,000        2,041,794     34,853

Transfer to undivided profits           (1,000,000)                        1,000,000

   Net income for 1996                                                     1,109,614

   Dividends paid ($18.00 per share)                                         (99,000)

   Net change in available for sale
      securities, net of tax of $1,571
                                                                                          2,641
                                       -----------   -------------   ---------------  ---------

   Balance - December 31, 1996          $  550,000        $550,000        $4,052,408  $  37,494
                                       ===========   =============   ===============  =========


  The accompanying notes are an integral part of these financial statements.

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------
                           STATEMENTS OF CASH FLOWS
                           ------------------------

                For the Years Ended December 31, 1996 and 1995

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
               ------------------------------------------------

                                                                               1996         1995
                                                                           -----------  -----------
Cash flows from operating activities
   Interest received.....................................................  $ 5,672,522  $ 4,535,733
   Interest paid.........................................................   (2,231,507)  (1,699,577)
   Service charges and other operating income                                  855,374      544,848
   Cash paid to suppliers and employees..................................   (2,619,316)  (1,986,904)
   Income taxes paid.....................................................     (468,555)    (303,835)
                                                                           -----------  -----------
      Net cash provided by operating activities..........................    1,208,518    1,090,265
                                                                           -----------  -----------
Cash flows from investing activities
   Proceeds from time deposits in banks..................................      200,000         -
   Proceeds from sales of available for sale securities..................    3,507,333    2,677,548
   Purchases of available for sale securities............................   (5,672,224)  (4,770,503)
   Increase in loans.....................................................   (9,435,249)  (8,139,978)
   Purchases of bank improvements, furniture and equipment...............     (620,275)    (147,301)
   Purchase of Federal Home Loan Bank stock..............................      (49,100)        -
   Sale of Federal Reserve Bank stock....................................       30,000      (30,000)
   Proceeds from sales of other real estate..............................         -          24,160
   Proceeds from sales of repossessions..................................       46,298        6,139
   Other.................................................................          552       (5,225)
                                                                           -----------  -----------
      Net cash used in investing activities..............................  (11,992,665) (10,385,160)
                                                                           -----------  -----------
Cash flows from financing activities
   Net increase in demand deposits, interest
      with checking, savings and money market deposit accounts...........    4,893,114    8,823,831
   Net increase in certificates of deposit...............................    6,588,728    1,862,499
   Funds borrowed from Federal Home Loan Bank............................         -         100,000
   Balance paid on construction of building and
      building and purchase of equipment.................................         (978)     (70,961)
   Funds paid to Federal Home Loan Bank..................................      (34,568)     (27,426)
   Dividends paid........................................................      (99,000)     (99,000)
      Net change in funds due U.S. Treasury..............................       38,730      (30,570)
                                                                           -----------  -----------
      Net cash provided by financing activities..........................   11,386,026   10,558,373
                                                                           -----------  -----------
Net increase in cash and cash equivalents................................      601,879    1,263,478
Cash and cash equivalents at beginning of year...........................    5,191,031    3,927,553
                                                                           -----------  -----------
Cash and cash equivalents at end of year.................................  $ 5,792,910  $ 5,191,031
                                                                           ===========  ===========

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

The accompanying notes are an integral part of these financial statements.

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                      STATEMENTS OF CASH FLOWS - Continued
                      ------------------------------------
                 For the Years Ended December 31, 1996 and 1995

                   RECONCILIATIONS OF NET INCOME TO NET CASH
                   -----------------------------------------
                        PROVIDED BY OPERATING ACTIVITIES
                        --------------------------------

                                                 1996         1995
                                              ----------   ----------
Net income..................................  $1,109,614   $  853,678
                                              ----------   ----------

Adjustments to reconcile net income to net
  cash provided by operating activities
  Depreciation and amortization............      182,828      157,648
  Provision for loan losses................       60,000       36,000
  Loss on sale of equipment................          534          -
  Loss (gain) on sale of securities........        2,167         (563)
  Losses on dispositions of other real
    estate owned and repossessions.........          -          1,248
  Bond premium amortization................          436        4,856
  Stock dividend received..................      (19,200)      (3,900)
  Loan discount accretion..................       (4,220)      (2,005)
  Increase (decrease) in income taxes
    payable................................      (11,887)      59,165
  Increase in interest receivable..........     (121,201)     (95,467)
  Increase (decrease) in loan fees
    collected, not earned..................       (4,351)      21,233
  Increase in cash value of life
    insurance..............................      (27,728)     (26,444)
  Increase in interest payable.............       21,014       24,665
  (Increase) in prepaid expenses...........      (29,882)       2,123
  Increase in accrued expenses.............       31,062       51,028
  Increase in deferred income
    tax liability..........................       19,332        7,000
                                              ----------   ----------

     Total adjustments.....................       98,904      236,587
                                              ----------   ----------
Net cash provided by operating activities     $1,208,518   $1,090,265
                                              ==========   ==========

                   SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
                   ------------------------------------------
                            AND FINANCING ACTIVITIES
                            ------------------------

Loans converted to other real estate owned
   and repossessions.......................   $   46,298   $196,080
                                              ==========   ========

Other real estate owned transferred
   to loans................................          -     $  3,500
                                              ==========   ========

Stock dividend in Federal Home Loan Bank      $   19,200   $  3,900
                                              ==========   ========

Transfer from common stock to
   undivided profits.......................   $1,000,000        -
                                              ==========   ========

The accompanying notes are an integral part of these financial statements.

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                 For the Years Ended December 31, 1996 and 1995

NOTE 1 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Bank of the Southwest, N.A., ("Bank") conform to generally accepted accounting principles and prevailing practices within the banking industry. The Bank provides a variety of financial services to individuals through its offices in Pagosa Springs and Durango, Colorado. Tourism is the major industry.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Securities. The Bank's investments in securities are classified in three categories and accounted for as follows:

          Trading Securities. Government bonds and mortgage-backed securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

          Securities to be Held to Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income over the period to maturity.

          Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities to be held to maturity.

                         THE BANK OF THE SOUTHWEST, N.A.
                         -------------------------------

                   NOTES TO FINANCIAL STATEMENTS - Continued
                   -----------------------------------------
                 For the Years Ended December 31, 1996 and 1995

NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Loans
-----
Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income on loans purchased at discount. Interest on loans is accrued and credited to income based on the principal amount outstanding. Accrual of interest on loans is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal. A non-accruing loan is restored to an accrual status when the loan is well secured and is in the process of collection.

Loan origination fees and discounts on loans purchased are amortized to income over the lives of the loans.

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

Bank Premises and Equipment
---------------------------
Bank premises and equipment are carried at original cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are generally amortized over the term of the lease, including renewal options. Costs incurred for maintenance and repairs are expensed currently.

Other Real Estate Owned
-----------------------
Real estate acquired by foreclosure is carried at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is written down to the fair market value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Income from these properties, including gains, is included in other income. Operating expenses of such properties and losses on their disposition are included in other expenses.

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                   NOTES TO FINANCIAL STATEMENTS - Continued
                   -----------------------------------------
                 For the Years Ended December 31, 1996 and 1995

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income taxes
------------
Provisions for income taxes are based on taxes payable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and taxes deferred on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Off-Balance Sheet Financial Instruments
---------------------------------------
In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Statements of Cash Flows
------------------------
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds sold are purchased and sold for one-day periods.

Reclassifications
-----------------
Certain amounts in 1995 have been reclassified to conform with the 1996 presentation.

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                   NOTES TO FINANCIAL STATEMENTS - Continued
                   -----------------------------------------
                 For the Years Ended December 31, 1996 and 1995

NOTE 2 -  INVESTMENT SECURITIES

At December 31, 1996 and 1995 all securities were considered to be available for sale.

The amortized cost and approximate fair value of the securities reflected in the balance sheets at December 31 were as follows:


                                                       Amortized    Unrealized    Unrealized    Fair
                                                       Cost         Gains         Losses        Value
                                                       ---------    ----------    ----------    -----------
            December 31, 1996:
              Securities available for sale
                U.S. Government securities..........  $   789,066    $  5,544     $     -       $   794,610
                U.S. Government agency
                  securities........................    4,247,049       5,533         33,457      4,219,125
                Mortgage Backed securities..........    2,509,200      27,062         28,115      2,508,147
                State and municipal securities......    7,126,835     100,932         17,700      7,210,067
                Other securities....................       25,000           -              -         25,000
                                                      -----------    --------        -------    -----------
                                                      $14,697,150    $139,071        $79,272    $14,756,949
                                                      ===========    ========        =======    ===========
            December 31, 1995:
              Securities available for sale
                U.S. Government agency
                  securities........................  $ 5,131,094    $ 31,026        $60,315    $ 5,101,805
                Mortgage Backed securities..........    2,074,036       9,254         16,657      2,066,633
                State and municipal securities......    5,304,732     102,440         10,161      5,397,011
                Other securities....................       25,000           -              -         25,000
                                                      -----------    --------        -------    -----------
                                                      $12,534,862    $142,720        $87,133    $12,590,449
                                                      ===========    ========        =======    ===========

Gross realized gains and losses on sales of securities were:

                                                                        1996         1995
                                                                        ----         ----
  Gross Realized gains
    U.S. Government agency securities............................      $  -          $ 563
    Mortgage Backed securities...................................          83          -
    State & Municipal securities.................................         -            -
    Other securities.............................................         -            -
                                                                       ------        -----
                                                                       $   83        $ 563
                                                                       ======        =====
   Gross Realized losses
     U.S. Government agency securities...........................      $2,250        $ -
    Mortgage Backed securities...................................         -            -
    State & Municipal securities.................................         -            -
    Other securities.............................................         -            -
                                                                       ------        -----
                                                                       $2,250        $ -
                                                                       ======        =====

                         THE BANK OF THE SOUTHWEST, N.A.
                         -------------------------------

                    NOTES TO FINANCIAL STATEMENTS - Continued
                    -----------------------------------------
                 For the Years Ended December 31, 1996 and 1995


NOTE  2 - INVESTMENT SECURITIES - continued

Maturities of investment securities at December 31, 1996 were:

                                                      Securities Available For Sale
                                                      -----------------------------
                                                      Amortized Cost     Fair Value
                                                      --------------     ----------
       Due in one year or less ....................     $1,328,648       $1,335,444
       Due from one to five years .................      8,009,483        8,033,685
       Due from five to ten years .................      3,198,797        3,232,466
       Due after ten years ........................      2,160,222        2,155,354

There are no other significant concentrations of investments (greater than 10% of stockholders' equity) in any individual security issuer except as to U.S. Treasury and agency obligations. Securities pledged to collateralize public deposits at December 31, 1996 and 1995 were as follows:

                                                           1996             1995
                                                        ----------       ----------
       Amortized cost of securities pledged to
          collateralize public deposit ............     $5,857,130       $6,400,018
                                                        ==========       ==========

       Public deposits not covered
          by FDIC insurance .......................     $3,668,906       $3,416,446
                                                        ==========       ==========


NOTE 3 - LOANS

Loans consist of the following at December 31, 1996 and 1995:

                                                          1996              1995
                                                       -----------       -----------
       Commercial loans and overdrafts ............    $ 5,139,403       $ 3,216,598
       Consumer loan ..............................      3,927,946         3,081,546
       Real estate loans ..........................     39,929,632        33,617,761
       Loans to Municipalities ....................        139,847            80,135
       Credit card debt ...........................        278,208            30,688
                                                       -----------       -----------
                                                        49,415,036        40,026,728
                                                       -----------       -----------
       Less unearned discount .....................        (18,497)          (22,717)
       Less unearned loan fees ....................        (33,697)          (38,048)
       Less allowance for loan losses .............       (287,964)         (228,906)
                                                       -----------       -----------
           Net loans ..............................    $49,074,878       $39,737,057
                                                       ===========       ===========

                         THE BANK OF THE SOUTHWEST, N.A.
                         -------------------------------

                    NOTES TO FINANCIAL STATEMENTS - Continued
                    -----------------------------------------
                 For the Years Ended December 31, 1996 and 1995


Loan maturities at December 31, 1996 are:

                                                 Within          One -          Over
                                                One Year      Five Years     Five Years
                                               -----------    -----------    ----------
           Fixed rate loans
               with a maturity of .........    $12,266,800    $10,067,015    $1,331,338
           Variable rate loans
               with a repricing of ........    $25,749,883             --            --

     Nonaccrual loans at December 31, 1995 were $581. There were no nonaccrual loans at December 31, 1996. The reduction in interest income associated with nonaccrual loans and loans in which interest was reduced during 1996 and 1995 was $3 and $6,420 respectively.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is shown below:

                                                     1996        1995
                                                   --------    --------
        Balance - beginning of year ...........    $228,906    $195,924
        Provision charged to operations .......      60,000      36,000
        Recoveries credited ...................      11,510       6,560
        Losses charged to reserve .............     (12,452)     (9,578)
                                                   --------    --------
        Balance - end of year..................    $287,964    $228,906
                                                   ========    ========


NOTE 5 - BANK PREMISES AND EQUIPMENT

The major classes of Bank premises and equipment at December 31, 1996 and 1995 are:

                                                       1996          1995
                                                    ----------    ----------
    Land .......................................    $  352,274    $  352,274
    Bank Premises ..............................       576,810       576,810
    Leasehold improvements .....................       684,875       467,862
    Furniture and equipment ....................     1,469,878     1,158,457
                                                    ----------    ----------
                                                     3,083,837     2,555,403
    Accumulated depreciation and amortization ..       851,790       769,322
                                                    ----------    ----------
                                                    $2,232,047    $1,786,081
                                                    ==========    ==========

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                   NOTES TO FINANCIAL STATEMENTS - Continued
                   -----------------------------------------
                For the Years Ended December 31, 1996 and 1995


NOTE 6 - OTHER ASSETS

Accrued interest receivable and other assets consist of the following:

                                                                             1996               1995
                                                                           --------           --------
     Cash surrender value on officer's life insurance ..............       $529,747           $502,019
     Prepaid expenses ..............................................         76,869             46,987
     Branch bank fee, net of amortization ..........................          5,714             14,818
     Other .........................................................          8,806              7,989
                                                                           --------           --------
                                                                           $621,136           $571,813
                                                                           --------           --------


NOTE 7 - DEPOSITS

Deposits consist of:

                                                                           1996               1995
                                                                        -----------        -----------
     Noninterest-bearing demand deposits ...........................    $10,994,604        $11,496,805
                                                                        -----------        -----------
     Interest-bearing
          Interest with checking ...................................     17,180,460         14,786,082
          Savings ..................................................      5,797,357          4,702,327
          Money market deposits ....................................      7,790,599          5,884,692
          Time, $100,000 and over ..................................      8,735,640          6,365,428
          Other time ...............................................     17,131,453         12,912,937
                                                                        -----------        -----------
                                                                         56,635,509         44,651,466
                                                                        -----------        -----------

     Total deposits ................................................    $67,630,113        $56,148,271
                                                                        ===========        ===========

Included in interest bearing deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1996 are as follows:

     Three months or less ..........................................     $3,957,499
     Three through twelve months ...................................      3,704,010
     Over twelve months ............................................      1,074,131

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                   NOTES TO FINANCIAL STATEMENTS - Continued
                   -----------------------------------------
                 For the Years Ended December 31, 1996 and 1995

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank had outstanding unsecured advances from the Federal Home Loan Bank
(FHLB) at December 31, 1996 and 1995 of $295,006 and $329,574, respectively, at interest rates ranging between 5.5% and 8.4%.

Principal payments due for the next five years under these advances are $34,616 annually.

As of December 31, 1996, the Bank's unused line of credit with FHLB was $4,694,800.

NOTE 9 - ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

                                                                          1996      1995
                                                                        --------  --------
  Accrued interest payable on
   deposits...........................................................  $110,204  $ 89,190
  Due to U.S. Treasury on customer
    tax deposits......................................................    40,550     1,820
  Accounts payable and other
   accrued expenses...................................................   173,198   141,795
  Federal & state income tax payable..................................    99,451   111,338
  Deferred income taxes
   payable (Note 10)..................................................    33,651    12,748
                                                                        --------  --------
                                                                        $457,054  $356,891
                                                                        ========  ========

NOTE 10 - INCOME TAXES

The provision for income taxes in the statements of income consisted of the following:

                                                                            1996      1995
                                                                        --------  --------
  Current Expense

   Federal............................................................  $423,668  $335,000
   State..............................................................    33,000    28,000
                                                                        --------  --------
                                                                         456,668   363,000

  Deferred - Federal & State..........................................    19,332     7,000
                                                                        --------  --------

  Provision...........................................................  $476,000  $370,000
                                                                        ========  ========

                        THE BANK OF THE SOUTHWEST, N.A.
                        -------------------------------

                   NOTES TO FINANCIAL STATEMENTS - Continued
                   -----------------------------------------
                 For the Years ended December 31, 1996 and 1995

NOTE 10 - INCOME TAXES - Continued

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% in 1996 and 1995, as indicated in the following analysis:

                                         1996       1995
                                      ----------  ---------

   Tax based on statutory rate......  $ 539,109   $416,051
   Effect of tax-exempt income......   (102,925)   (74,494)
   Increase in cash value of life
    insurance.......................     (9,726)    (9,726)
   Non deductible provision for
    loan losses.....................     20,079     11,213
   Non deductible interest expense..     13,004      9,029
   State income taxes, net of
    federal effect..................     21,780     18,480
   Other (net)......................     (5,321)      (553)
                                      ---------   --------
                                      $ 476,000   $370,000
                                      =========   ========


The components of the deferred income tax asset and liability balance included in other assets and liabilities are as follows:


                                                           1996        1995
                                                        ----------  ----------

   Deferred tax liability.............................   $(96,855)   $(46,054)
                                                         --------    --------

   Deferred tax asset.................................    149,409      90,778
    Valuation allowance for
    provision for loan losses.........................    (86,205)    (57,472)
                                                         --------    --------
                                                           63,204      33,306
                                                         --------    --------
   Net deferred tax liability.........................   $(33,651)   $(12,748)
                                                         ========    ========

The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                          1996        1995
                                                        --------    --------
   Net unrealized gain on
    securities available for sale....................   $(22,305)   $(20,734)
   Depreciation......................................    (64,594)    (32,082)
   Deferred loan fees................................     12,569      12,875
   Accrued retirement................................     37,185      22,749
   Allowance for loan losses.........................     86,205      57,472
   Valuation allowance...............................    (86,205)    (57,472)
   Other (net).......................................      3,494       4,444
                                                        --------    --------
                                                        $(33,651)   $(12,748)
                                                        ========    ========

                        THE BANK OF THE SOUTHWEST, N.A.

                 For the Years Ended December 31, 1996 and 1995

NOTE 11 - EMPLOYEE BENEFITS

The Bank has adopted a salary continuation plan to provide retirement benefits for certain officers. The plan is funded by life insurance. The Bank annually accrues its costs for this plan. Plan costs accrued were $32,784 in 1996 and 1995.

NOTE 12 - LEASES

The Bank leases its premises for its main office in Pagosa Springs from Turner Investment Company, a related party. Rent expense under this lease was $31,384 in 1996 and $30,149 in 1995. This lease expires in 2004, with renewal options through 2014.

The Bank leases its premises at Pagosa Village from R.W. Turner, Jr., a related party. Rent expense under this lease for 1996 was $18,097 and $15,227 in 1995. The lease expires in 1999, with renewal options through 2014.

In addition, the Bank leases other real estate from a non-related party. The lease expires in 1998 with renewal options through 2008.

Total rent expense for 1996 was $48,590, net of sublease income of $23,348. For 1995, rent expense was $40,576, net of sublease income of $27,057.

Minimum annual lease payments for the next five years are:


                      1997                 $ 75,317
                      1998                   64,189
                      1999                   40,958
                      2000                   32,313
                      2001                   32,313
                                           --------
                      Total                $245,090
                                           ========

NOTE 13 - RELATED PARTY TRANSACTIONS

The Bank is related, through ownership and management control, with Turner Investment Corporation.

Loans to directors, officers and significant shareholders at December 31, 1996 and 1995 amounted to $94,138 and $22,447, respectively. The directors, officers and significant shareholders, including Turner Investment Corporation, at December 31, 1996 and 1995 had on deposit with the Bank $904,202 and $1,114,830, respectively.

                        THE BANK OF THE SOUTHWEST, N.A.

                 For the Years Ended December 31, 1996 and 1995

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank has no significant concentrations of credit risk with any individual counterparty to originate loans. The total amounts of financial instruments with off-balance sheet risk as of December 31, 1996 are as follows:

Financial instruments whose contract amounts represent credit risk:


                                             Contract Amount
                                             ---------------
                Loan commitments                $6,064,615
                Standby letters of credit          346,917
                Credit card lines                  752,253

Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit and funding loan commitments is essentially the same as that involved in extending loan facilities to customers.

NOTE 15 - CONCENTRATIONS OF CREDIT

All of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investment in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The Bank does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

The Bank has significant amounts on deposit with its primary correspondent bank. The total amount on deposit, including federal funds sold through the correspondent bank, aggregated $3,848,482 and $1,790,164 at December 31, 1996 and 1995, respectively.

                        THE BANK OF THE SOUTHWEST, N.A.

                 For the Years Ended December 31, 1996 and 1995

NOTE 16 - RESTRICTIONS ON UNDIVIDED PROFITS

The Bank, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the

Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of December 31, 1996, the Bank could declare, without the approval of the Comptroller of the Currency, amounted to $2,318,829.

NOTE 17 - CAPITAL TRANSACTIONS

In March 1996 the Bank transferred $1,000,000 from common stock to undivided profits, reversing a transfer made in 1994.

NOTE 18 - OTHER CONTINGENCIES

The Bank is a defendant in certain claims and legal actions arising in the ordinary course of its business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Bank.

NOTE 19 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                        THE BANK OF THE SOUTHWEST, N.A.

                 For the Years Ended December 31, 1996 and 1995

NOTE 19 - REGULATORY MATTERS - continued

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                 TO BE WELL
                                                                             CAPITALIZED UNDER
                                                           FOR CAPITAL       PROMPT CORRECTIVE
                                        ACTUAL          ADEQUACY PURPOSES:   ACTION PROVISIONS:
                                 -------------------    ------------------   ------------------
                                   AMOUNT     RATIO       AMOUNT    RATIO    AMOUNT      RATIO
                                 -------------------    ------------------   ------------------
As of December 31, 1996:
  Total Capital
    (to Risk Weighted Assets)    $5,440,372   10.85%    $4,010,805   8.0%    $5,013,506  10.0%

  Tier I Risk Based Capital
    (to Risk Weighted Assets)    $5,152,408   10.28%    $2,005,402   4.0%    $3,008,103   6.0%

  Tier I Leverage Capital
    (to Adjusted Assets)         $5,152,408    7.01%    $2,940,491   4.0%    $3,675,614   5.0%

  As of December 31, 1995:

  Total Capital
    (to Risk Weighted Assets)    $4,370,700   11.00%    $3,177,532   8.0%    $3,971,915  10.0%

  Tier I Risk Based Capital
    (to Risk Weighted Assets)    $4,141,794   10.43%    $1,588,766   4.0%     $2,383,149   6.0%

  Tier I Leverage Capital
    (to Adjusted Assets)         $4,141,794    6.79%    $2,438,232   4.0%     $3,047,790   5.0%

                                  APPENDIX A

                            AMENDMENT TO AGREEMENT
                                  (A-1 - A-2)

                     AGREEMENT AND PLAN OF REORGANIZATION
                                 (A-3 - A-28)

                            AMENDMENT TO AGREEMENT

     AMENDMENT TO AGREEMENT, entered into this 11th day of April 1997, by and between THE BANK OF THE SOUTHWEST, NATIONAL ASSOCIATION ("Southwest"), a national banking association, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, Southwest and Norwest are parties to that certain agreement and plan of reorganization dated as of March 18, 1997 (the "Agreement") pursuant to the terms of which a wholly-owned subsidiary of Norwest will consolidate with Southwest (the "Consolidation") pursuant to an agreement of consolidation (the "Consolidation Agreement"),

     WHEREAS, Norwest has notified Southwest, in a letter dated April 9, 1997, that Norwest will not approve the sale of certain OREO property pursuant to paragraph 7(o) of the Agreement unless certain conditions are met on or before April 17, 1997,

     WHEREAS, the parties acknowledge that additional time will be required to meet the conditions set forth in such letter or to agree upon alternative conditions,

     WHEREAS, the parties hereto desire to change the termination provisions of paragraph 9 of the Agreement to permit additional time for the resolution of the issues raised by such letter.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

     1. Paragraph 9 of the Agreement is amended and restated in its entirety to read as follows:

          9.  TERMINATION OF AGREEMENT.

          (a) This Agreement may be terminated at any time prior to the Effective Date of the Consolidation:

               (i)   by mutual written consent of the parties hereto;

               (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by September 30, 1997 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

               (iii) by Southwest or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

               (iv) by Norwest upon written notice to Southwest by 5:00 p.m. on April 18, 1997,

               (v) by Norwest upon written notice to Southwest by 5:00 p.m. on April 25, 1997 with respect to the issues raised in connection with the Solar Mall OREO property in a letter dated April 9, 1997 from Norwest to Southwest.

          (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

          (c) If Norwest terminates this Agreement pursuant to paragraph 9(a)(iv) hereof, Norwest shall immediately, in consideration of such termination, release its right of first refusal with respect to Southwest as described in paragraph 4(f) of that certain letter agreement dated April 30, 1980 by and among United Banks of Colorado, Inc. and R. W. Turner, Sr., Claudine B. Turner, R. W. Turner, Jr. and Turner Investment Corporation. First Pagosa Industrial Bank, described in such paragraph 4(f), is a predecessor in interest to Southwest. United Banks of Colorado, Inc. was merged with and into Norwest on April 19, 1991.

     2. Except as specifically amended herein, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement as of the day and year first above written.

NORWEST CORPORATION                THE BANK OF THE SOUTHWEST,
                                   NATIONAL ASSOCIATION


By:  /s/ John E. Ganoe             By:  /s/ R. W. Turner
     ------------------------         ------------------
Its: Executive Vice President      Its: Chairman
     ------------------------          -----------------

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 18th day of March, 1997, by and between THE BANK OF THE SOUTHWEST, NATIONAL ASSOCIATION ("Southwest"), a national banking association, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will consolidate with Southwest (the "Consolidation") pursuant to an agreement and plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Southwest of the par value of $100 per share ("Southwest Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a)  Consolidation.  Subject to the terms and conditions contained herein,
          -------------
a wholly-owned subsidiary of Norwest ("Norwest Bank") will be consolidated with Southwest pursuant to the Consolidation Agreement, with Southwest as the surviving corporation, in which consolidation each share of Southwest Common Stock outstanding immediately prior to the Effective Time of the Consolidation (as defined below)(other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Southwest Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $14,700,000 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (b)  Norwest Common Stock Adjustments.  If, between the date hereof and the
          --------------------------------
Effective Time of the Consolidation, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Southwest Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Southwest Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Southwest Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Consolidation.

     (c)  Fractional Shares.  No fractional shares of Norwest Common Stock and
          -----------------
no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d)  Mechanics of Closing Consolidation.  Subject to the terms and
          ----------------------------------
conditions set forth herein, the closing of the Consolidation will occur on a mutually agreeable date, which date shall be not later than ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration of all required waiting periods. The Consolidation shall be effective at 12:01 a.m., Minneapolis, Minnesota time (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date of the Consolidation").

     The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF SOUTHWEST. Southwest represents and warrants to Norwest as follows:

     (a)  Organization and Authority.  Southwest is a national banking
          --------------------------
association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Southwest and the Southwest Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Southwest has furnished Norwest true and correct copies of its articles of association and by-laws, as amended.

     (b)  Southwest's Subsidiaries.  Schedule 2(b) sets forth a complete and
          ------------------------
correct list of all of Southwest's subsidiaries as of the date hereof (individually a "Southwest Subsidiary" and collectively the "Southwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Southwest. No equity security of any Southwest Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Southwest Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55, all of such shares so owned by Southwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Southwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Southwest does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c)  Capitalization.  The authorized capital stock of Southwest consists of
          --------------
11,000 shares of common stock, $100 par value, of which as of the close of business on December 31, 1996, 5,500 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Southwest Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Southwest Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 5,500. All of the outstanding shares of capital stock of Southwest have been duly and validly authorized and issued and, subject to 12 U.S.C. (S) 55, are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Southwest or any Southwest Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Southwest or any Southwest Subsidiary. Except as set forth in
Schedule 2(c), since December 31, 1996 no shares of Southwest capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Southwest or any Southwest Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Southwest.

     (d)  Authorization.  Southwest has the corporate power and authority to
          -------------
enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders and regulatory authorities, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by Southwest and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Southwest. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Southwest as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of Southwest enforceable against Southwest in accordance with their respective terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws and court decisions of general application relating to, limiting or affecting the enforcement of creditors' rights generally, and by general principles of equity.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Southwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Southwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Southwest or any Southwest Subsidiary under any of the terms, conditions or provisions of (x) its articles of association or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Southwest or any Southwest Subsidiary is a party or by which it may be bound, or to which Southwest or any Southwest Subsidiary or any of the properties or assets of Southwest or any Southwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the knowledge of Southwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Southwest or any Southwest Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of

1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Southwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e)  Southwest Financial Statements.  The consolidated balance sheets of
          ------------------------------
Southwest and Southwest's Subsidiaries as of December 31, 1996 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by Philips and Associates, P.C. (collectively, the "Southwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Southwest and Southwest's Subsidiaries at the dates and the consolidated results of operations and cash flows of Southwest and Southwest's Subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1991, Southwest and each Southwest
          -------
Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Southwest Reports". As of their respective dates, the Southwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and were accurate in all material respects. Copies of all the Southwest Reports have been made available to Norwest by Southwest.

     (g)  Properties and Leases.  Except as set forth in Schedule 2(g), except
          ---------------------
as may be reflected in the Southwest Financial Statements and except for any lien for current taxes not yet delinquent, Southwest and each Southwest Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Southwest's consolidated balance sheet as of December 31, 1996 for the period then ended, and to all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Southwest or any Southwest Subsidiary pursuant to which Southwest or such Southwest Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Southwest or such Southwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Southwest's and each Southwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Southwest and the Southwest Subsidiaries has filed all
          -----
federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Southwest and the Southwest Subsidiaries for the fiscal year ended December 31, 1991, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 2(h), (i) neither Southwest nor any Southwest Subsidiary is a party to any pending action or proceeding, nor to the knowledge of Southwest is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Southwest or any Southwest Subsidiary which has not been settled, resolved and fully satisfied. Each of Southwest and the Southwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1996, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Southwest and the Southwest Subsidiaries with respect to all periods through the date thereof.

     (i)  Absence of Certain Changes.  Since December 31, 1996 there has been no
          --------------------------
change in the business, financial condition or results of operations of Southwest or any Southwest Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Southwest and the Southwest Subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
          -------------------------
neither Southwest nor any Southwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Southwest or such Southwest Subsidiary);

              (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

             (iii)  any labor contract or agreement with any labor union;

              (iv) any contract containing covenants which limit the ability of Southwest or any Southwest Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Southwest or any Southwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

               (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

              (vi) any lease with annual rental payments aggregating $10,000 or more.

              (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

             (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k)  Litigation and Other Proceedings.  Southwest will furnish Norwest
          --------------------------------
copies of (i) all attorney responses to the request of the independent auditors for Southwest with respect to loss contingencies as of December 31, 1996 in connection with the Southwest Financial Statements as soon as such responses become available, and (ii) a written list of legal and regulatory proceedings filed against Southwest or any Southwest Subsidiary since said date. Neither Southwest nor any Southwest Subsidiary is a party to any pending or, to the knowledge of Southwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Southwest and the Southwest Subsidiaries taken as a whole.

     (l)  Insurance.  Southwest and each Southwest Subsidiary is presently
          ---------
insured, and during each of the past five calendar years (or during such lesser period of time as Southwest has owned such Southwest Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Southwest and each Southwest Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Southwest or such Southwest Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of Southwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Southwest and each Southwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Southwest nor any Southwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Southwest or any Southwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Southwest and the Southwest Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Southwest or any Southwest
          -----
Subsidiary is pending or, to the knowledge of Southwest, threatened. Neither Southwest nor any Southwest Subsidiary is involved in, or to the knowledge of Southwest, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Southwest or such Southwest Subsidiary. Employees of Southwest and the Southwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the knowledge of Southwest no officer or director of Southwest or any Southwest Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Southwest or any Southwest Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Southwest or any Southwest Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Southwest's or such Southwest Subsidiary's Board of Directors.

     (p)  Southwest Benefit Plans.
          -----------------------

               (i)  The only "employee benefit plans" within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Southwest or any Southwest Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Southwest or any Southwest Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of
     Section 3(37) of ERISA.

               (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Southwest or the Southwest subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Southwest knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

             (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

              (iv) Except as disclosed in Schedule 2(p), and to the knowledge of Southwest, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Southwest, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Southwest and the Southwest Subsidiaries taken as a whole.

               (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

              (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the past five plan years which would result in a material liability.

             (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Southwest or any Southwest Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q)  Proxy Statement, etc.  None of the information regarding Southwest and
          --------------------
the Southwest Subsidiaries supplied or to be supplied by Southwest for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Southwest Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Southwest's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Southwest and the Southwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
          ------------------------
neither Southwest nor any Southwest Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders.  Except as set forth in Schedule 2(s) with
          -------------------
respect to commissions due to Peregrine Financial Group and Marion O. Francis, Jr. upon the sale of Southwest, neither Southwest nor any Southwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Southwest or any Southwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (t)  Fiduciary Activities.  Neither Southwest nor any Southwest subsidiary
          --------------------
has ever had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     (u)  No Defaults.  Neither Southwest nor any Southwest Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Southwest and the Southwest Subsidiaries, taken as a whole. To the knowledge of Southwest, all parties with whom Southwest or any Southwest Subsidiary has material leases, agreements or contracts or who owe to Southwest or any Southwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Southwest Subsidiaries are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Southwest or any Southwest Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the knowledge of Southwest, threatened against Southwest or any Southwest Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Southwest and Southwest's Subsidiaries taken as a whole; to the knowledge of Southwest there is no reasonable basis for any such proceeding, claim or action; and to the knowledge of Southwest neither Southwest nor any Southwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Southwest has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Southwest as follows:

     (a) Organization and Authority.  Norwest is a corporation duly organized,
         --------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Norwest has furnished Southwest with true and correct copies of its certificate of incorporation and bylaws, as amended.

     (b) Norwest Subsidiaries.  Schedule 3(b) sets forth a complete and correct
         --------------------
list as of December 31, 1996, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Norwest Capitalization.  The authorized capital stock of Norwest
          ----------------------
consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1996, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 11,594 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 22,716 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 24,469 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1996, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1996, 368,702,706 shares were outstanding and 6,830,919 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

     (d)  Authorization.  Norwest has the corporate power and authority to enter
          -------------
into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

     (e)  Norwest Financial Statements.  The consolidated balance sheets of
          ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Norwest 10-K") as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1991, Norwest and each Norwest Subsidiary
          -------
has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Norwest
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of December 31, 1996 included in Norwest's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Norwest and the Norwest Subsidiaries has filed all
          -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i)  Absence of Certain Changes.  Since December 31, 1996, there has been
          --------------------------
no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of December 31, 1996 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  Neither Norwest nor any Norwest
          --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l)  Insurance.  Norwest and each Norwest Subsidiary is presently insured
          ---------
or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured for reasonable amounts with financially sound and reputable insurance companies or self-insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Norwest and each Norwest Subsidiary has all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Norwest or any Norwest Subsidiary
          -----
is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.
          ---------------------

          (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p)  Registration Statement, etc.  None of the information regarding
          ---------------------------
Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Norwest nor any Norwest Subsidiary nor
          -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Norwest nor any Norwest Subsidiary is in
          -----------
default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     4. COVENANTS OF SOUTHWEST. Southwest covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Southwest, and each Southwest Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following the day of receipt of the request by a representative designated by Norwest in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Southwest and each Southwest Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Southwest and the Southwest Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Southwest herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, Southwest and each Southwest subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except that the Board of Directors of Southwest may declare and pay dividends on Southwest Common Stock not to exceed an aggregate of $25,000 per quarter in accordance with applicable law and regulation provided, however, that the shareholders of Southwest shall be entitled to a dividend on Southwest Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing shall occur; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Southwest; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Southwest Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Southwest will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Consolidation Agreement be submitted to a vote at such meeting. In addition, the Board of Directors shall submit to a vote at such shareholder meeting a resolution approving certain payments to Marion O. Francis, Jr., President of Southwest, following consummation of the Consolidation, pursuant to the board resolution dated March 11, 1991 under which First National Bank of Pagosa Springs (the predecessor in interest to Southwest) agreed to pay Marion O. Francis, Jr. a commission equal to eight percent (8%) of the total consideration received upon the sale of the bank if the sale consideration exceeded 1.5 times book value. The Board of Directors of Southwest will (i) cause proper notice of such meeting to be given to its shareholders in compliance with all applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of (A) this Agreement and the Consolidation Agreement, and (B) the payment of such commission for Marion O. Francis, Jr., and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Southwest will furnish or cause to be furnished to Norwest all the information concerning Southwest and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof (including but not limited to audited consolidated financial statements for Southwest, which Southwest agrees to have prepared at its sole expense after the date hereof, which comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and which otherwise are required or necessary to be filed or included in the Registration Statement), or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. The financial statements for the 1996 fiscal year provided under this paragraph must include the audit opinion and the consent of Philips and Associates, P.C. to use such opinion in such Registration Statement.

     (e) Southwest will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Southwest to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Southwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Southwest will hold in confidence all confidential or proprietary documents and information concerning Norwest and its subsidiaries furnished to Southwest and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Southwest's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Southwest, in the public domain, or later acquired by Southwest from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Southwest, nor any Southwest Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Southwest or any Southwest Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Southwest or any Southwest Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Southwest or any Southwest Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Southwest or any Southwest Subsidiary concerning any of the foregoing, Southwest or such Southwest Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Southwest shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Southwest and each Southwest Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, (ii) to amend the Plans to comply with the provisions of the the Tax Reform Act of 1986 and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of
Section 401(a) of the Code prior to the Effective Date of the Consolidation.

     (k) Neither Southwest nor any Southwest Subsidiary shall take any action which with respect to Southwest would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

     (l) Southwest shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Southwest who may reasonably be deemed an "affiliate" of Southwest within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Southwest shall establish such additional accruals and reserves as may be necessary to conform Southwest's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Southwest's business following the Consolidation.

     (n) Southwest shall obtain, at its sole expense, Phase I environmental assessments for each bank-owned facility. Oral reports of such environmental assessments shall be delivered to Norwest no later than eight (8) weeks and written reports shall be delivered to Norwest no later than sixteen (16) weeks from the date of this Agreement. Southwest shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Southwest shall obtain a survey and assessment of all potential asbestos containing material in owned properties (other than OREO property) and a written report of the results shall be delivered to Norwest within eight weeks of execution of the definitive agreement.

     (o) Southwest shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Southwest as follows:

     (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Southwest all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Southwest, or in any statement or application made by Southwest to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement and the receipt by Norwest of the audited financial statements required by paragraph 4(d) hereof, Norwest will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Southwest pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective following receipt of approval of the transaction from the Federal Reserve Board or on such earlier date as may be agreed to by the parties. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Southwest shareholders, at the time of the Southwest shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the
                                            --------  -------
provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Southwest or any Southwest subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Southwest pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Southwest pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Consolidation, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and the Consolidation Agreement and will cooperate with Southwest to obtain all such approvals and consents required by Southwest.

     (h) Norwest will hold in confidence all documents and information concerning Southwest and Southwest's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Southwest (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Southwest.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under the National Bank Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Southwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Southwest written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Southwest and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Southwest or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF SOUTHWEST. The obligation of Southwest to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following further conditions, which may be waived in writing by Southwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Effective Date of the Consolidation.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Date of the Consolidation.

     (c) Southwest shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Southwest required for approval of a plan of consolidation in accordance with the provisions of Southwest's Articles of Association and the National Bank Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Southwest pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Southwest shall have received an opinion, dated the Closing Date, of counsel to Southwest, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Southwest Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of Southwest will be the same as the basis of Southwest Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Southwest will include the holding period of the Southwest Common Stock, provided such shares of Southwest Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Norwest shall have reserved for issuance, immediately following the Closing, sufficient shares of Norwest Common Stock to satisfy the obligation to Marion O. Francis, Jr. described in Schedule 2(s).

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Effective Date of the Consolidation of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Southwest and the Southwest Subsidiaries taken as a whole as if made at the Effective Date of the Consolidation.

     (b) Southwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Date of the Consolidation.

     (c) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Southwest required for approval of a plan of consolidation in accordance with the provisions of Southwest's Articles of Association and the National Bank Act and the payments to Marion O. Francis, Jr. pursuant to the March 11, 1991 resolution of the Board of Directors shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Southwest required under Section 280G of the Code for such payments to be tax deductible expenses to Southwest and Norwest for federal income tax purposes and to avoid a 20% nondeductible excise tax on such payments.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of Southwest, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Southwest or any Southwest Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Southwest and each Southwest Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Southwest's or such subsidiary's business required for the consummation of the Consolidation, and Southwest and each Southwest Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Consolidation shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from Philips and Associates, P.C. an opinion to that effect.

     (i) At any time since the date hereof the total number of shares of Southwest Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Southwest Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 5,500.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Southwest a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Southwest included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Southwest;

          (ii) the amounts reported in the interim quarterly financial statements of Southwest agree with the general ledger of Southwest;

          (iii) from the date of the most recent unaudited consolidated financial statements of Southwest and the Southwest Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Southwest and the Southwest Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Southwest and the Southwest Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (iv) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Southwest and the Southwest Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Southwest and the Southwest Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Southwest included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Southwest and the Southwest Subsidiaries considered as a whole shall not have sustained since December 31, 1996 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Southwest or any Southwest Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Southwest and its subsidiaries taken as a whole.

     (n) Since December 31, 1996, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Southwest and the Southwest Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) Southwest shall have entered into agreements, on terms and conditions satisfactory to Norwest, for the sale of all of the OREO property owned by Southwest on the date of this Agreement.

     (p) Southwest shall have paid or fully accrued for the payment of the obligations to Peregrine Financial Group described in Schedule 2(s).

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Southwest or any Southwest Subsidiary as of the Effective Date of the Consolidation ("Southwest Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans.  Each Southwest Employee shall be
         -------------------------------
eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation (provided, however, that it is Norwest's intent that the transition from the Southwest plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each Southwest Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by a Southwest Employee in the year in which the Consolidation occurs will be deducted from the total Norwest benefit.

     (b)  Employee Retirement Benefit Plans.
          ----------------------------------

Each Southwest Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Southwest and the Southwest Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Southwest and the Southwest Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation.

Each Southwest Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Effective Date of the Consolidation:

          (i)   by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by September 30, 1997 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Southwest or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by Norwest upon written notice to Southwest by 5:00 p.m. on April 18, 1997.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     (c) If Norwest terminates this Agreement pursuant to paragraph 9(a)(iv) hereof, Norwest shall immediately, in consideration of such termination, release its right of first refusal with respect to Southwest as described in paragraph 4(f) of that certain letter agreement dated April 30, 1980 by and among United Banks of Colorado, Inc. and R. W. Turner, Sr., Claudine B. Turner, R. W. Turner, Jr. and Turner Investment Corporation. First Pagosa Industrial Bank, described in such paragraph 4(f), is a predecessor in interest to Southwest. United Banks of Colorado, Inc. was merged with and into Norwest on April 19, 1991.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Southwest and Southwest Subsidiaries shall be borne by Southwest, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:


          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Southwest:

               The Bank of the Southwest, National Association
               523 San Juan Street
               Pagosa Springs, CO 81147
               Attention: Marion O. Francis, Jr., President

          With a copy to:

               Hellerstein, Hellerstein & Shore, P. C.
               1139 Delaware Street
               P.O, Box 5637
               Denver, CO 80217
               Attention: Stephen A. Hellerstein

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Effective Date of the Consolidation, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Southwest shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Consolidation Agreement shall survive the Consolidation or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                THE BANK OF THE SOUTHWEST,
                                   NATIONAL ASSOCIATION


By:  /s/ John E. Ganoe             By:  /s/ R. W. Turner
     ------------------------         ------------------
Its: Executive Vice President      Its: Chairman
     ------------------------          -----------------

                                  APPENDIX B

                        DEFERRED COMPENSATION AGREEMENT

                                  AGREEMENT


     This Agreement is made as of July 18, 1997 ("Agreement") between MARION O. FRANCIS, JR. ("Francis") and THE BANK OF THE SOUTHWEST, NATIONAL ASSOCIATION, a national banking association formerly known as First National Bank of Pagosa Springs (the "Bank").

     WHEREAS, Francis is the President of the Bank; and

     WHEREAS, pursuant to a resolution of the board of directors of the Bank dated March 12, 1991 (the "Resolution"), Francis is entitled to compensation in the form of a payment equal to a percentage of the sale price in the event the Bank is sold; and

     WHEREAS, although it was the intent of the Bank to compensate Francis for his past and continued dedication, services and efforts on behalf of the Bank in the event of a change in control of the Bank, the Resolution does not clearly specify the purpose of the payment to Francis; and

     WHEREAS, Francis and the Bank wish to rescind the Resolution in order to replace it with this Agreement to memorialize the purpose of the payment called for by the Resolution and to direct the submission of this Agreement to the shareholders of the Bank for approval within the meaning of Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended (the "IRC").

     NOW, THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

     1.  New Resolution.  The Bank agrees to submit for adoption by its board of
         --------------
directors, a new resolution to (i) rescind the Resolution, (ii) approve this Agreement, and (iii) direct that this Agreement be submitted to the shareholders of the Bank for approval within the meaning of Section 280G(b)(5)(B) of the IRC.

     2.  Deferred Compensation.  The Bank hereby agrees that in order to
         ---------------------
compensate Francis for his past and continued dedication and efforts as President of the Bank in the event of a Change in Control of the Bank, Francis shall be entitled to deferred compensation equal to the Sales Price of the Bank multiplied by the Book Value Multiple Percentage ("Deferred Compensation"). Capitalized terms in this paragraph have the following meanings:

           (a) "Change in Control" means a transaction in which a third party acquires the Bank through a merger, consolidation or other business combination or acquires in any manner a substantial equity interest in, or all or substantially all of the assets of, the Bank;

           (b) "Sales Price" means the total consideration paid to shareholders of the Bank pursuant to a Change in Control;

           (c) "Book Value" means the sum of the amounts included in the following general ledger accounts of the Bank: capital stock, surplus, undivided profits and corrections for prior year;

           (d)    "Book Value Multiple Percentage" is calculated as follows:

                  (i) if the Sales Price is greater than 100% of Book Value but less than 125% of Book Value, the Book Value Multiple Percentage shall be 3.0%.

                  (ii) if the Sales Price is equal to or greater than 125% of Book Value but less than 150% of Book Value, the Book Value Multiple Percentage shall be 5.5%.

                  (iii) if the Sales Price is equal to or greater than 150% of Book Value, the Book Value Multiple Percentage shall be 8.0%.

     3.  Form of Deferred Compensation; Withholding. The Deferred Compensation
         ------------------------------------------
payable to Francis under this Agreement shall be paid to Francis on the same terms and conditions as the Sales Price is paid to shareholders of the Bank pursuant to the Change in Control (i.e., if the consideration paid to shareholders of the Bank pursuant to the Change in Control is stock of another corporation, the Deferred Compensation payable to Francis shall be paid in such stock); provided, however, that the Deferred Compensation payable to Francis under this Agreement shall be subject to the deduction of the amount of any federal, state, or local income taxes, Social Security tax, Medicare tax, or other taxes required to be withheld from compensation by applicable law and regulation.

     4.  Effective Date and Termination of Agreement.  Upon approval of the
         -------------------------------------------
New Resolution described in paragraph 1 and approval by the shareholders as specified therein, this Agreement shall be effective as of March 12, 1991. This Agreement shall terminate on the earliest of the following events:

           (a) payment of the Deferred Compensation to Francis following a Change in Control as provided in paragraphs 1 through 3 hereof;

           (b) the termination of employment of Francis as an officer or employee of the Bank for any reason before Francis reaches age 65;

           (c) the second anniversary of the retirement of Francis, if Francis retires after he reaches age 65.

     5.  Amendments and Waiver. No amendment, waiver or consent with respect to
         -----------------------------------
any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     6.  Notices.  Any notice or other communication provided for herein or
         -------
given hereunder to a party hereto shall be in writing and shall be delivered in person or by courier service, telecopied (with receipt confirmed) or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

            If to Francis:

                    Marion O. Francis, Jr.
                    P.O. Box 660
                    Pagosa Springs, CO  81147

            If to The Bank:

                    The Bank of the Southwest, National Association 523 San Juan Street
                    Pagosa Springs, CO 81147

or to such other address with respect to a party as such party shall notify the other in writing as above provided. All notices provided (i) by telecopy, shall be deemed received on the date given, (ii) by courier, shall be deemed received on the date delivered to the address provided above and (iii) by mail, shall be deemed received on the fourth business day after mailing.

     7.  Governing Law.  This Agreement shall be construed, enforced and
         -------------
interpreted in accordance with the substantive laws of the State of Colorado applicable to contracts made and to be performed wholly within said State.

     8.  Assignment. This Agreement, and the rights and obligations of either
         ----------
party hereunder, shall not be assignable without the prior written consent of the other party.

     9.  Entire Agreement. This Agreement contains the entire agreement and
         ----------------
understanding between the parties with respect to the matters contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.

     10.  Counterparts.  This Agreement may be executed simultaneously in
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


/s/ Marion O. Francis, Jr.       THE BANK OF THE SOUTHWEST,
--------------------------
Marion O. Francis, Jr.               NATIONAL ASSOCIATION

                                 By: /s/ Richard W. Turner, III
                                    ---------------------------
                                 Title  Executive Vice President
                                      --------------------------

                                  APPENDIX C

                   UNITED STATES CODE TITLE 12, SECTION 215

(B)  LIABILITY OF CONSOLIDATIED ASSOCIATION; CAPITAL STOCK; DISSENTING
     SHAREHOLDERS

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the
--------
necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY THE COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

     If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                  APPENDIX D

                             BANKING CIRCULAR 259

                                                                BANKING ISSUANCE

--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS
--------------------------------------------------------------------------------

Type:  Banking Circular                               Subject:  Stock Appraisals
--------------------------------------------------------------------------------

TO:  Chief Executive Officers of National Banks, Deputy
     Comptrollers (District), Department and Division Heads, and
     Examining Personnel

PURPOSE
-------

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND
----------

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

--------------------------------------------------------------------------------
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED
-------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

MARKET VALUE
------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker,
                                      ---- ------ -------
those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

INVESTMENT VALUE
----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

ADJUSTED BOOK VALUE
-------------------

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION
-----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS
-----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA
----------------

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS
-----------------

                OCC                                AVERAGE PRICE/
APPRAISAL    APPRAISAL       PRICE         BOOK    EARNINGS RATIO
DATE*          VALUE        OFFERED       VALUE    OF PEER GROUP
1/1/85        107.25         110.00      178.29          5.3
1/2/85         73.16            NA        66.35          6.8
1/15/85        53.41          60.00       83.95          4.8
1/31/85        22.72          20.00       38.49          5.4
2/1/85         30.63          24.00       34.08          5.7
2/25/85        27.74          27.55       41.62          5.9
4/30/85        25.98          35.00       42.21          4.5
7/30/85     3,153.10       2,640.00    6,063.66          NC
9/1/85         17.23          21.00       21.84          4.7
11/22/85      316.74         338.75      519.89          5.0
11/22/85       30.28            NA        34.42          5.9
12/16/85       66.29          77.00       89.64          5.6
12/27/85       60.85          57.00      119.36          5.3
12/31/85       61.77            NA        73.56          5.9
12/31/85       75.79          40.00       58.74         12.1
1/12/86        19.93            NA        26.37          7.0
3/14/86        59.02         200.00      132.20          3.1
4/21/86        40.44          35.00       43.54          6.4
5/2/86         15.50          16.50       23.69          5.0
7/3/86        405.74            NA       612.82          3.9
7/31/86       297.34         600.00      650.63          4.4
8/22/86       103.53            NA       136.23          NC
12/26/86       16.66          95.58       43.57          4.0
12/31/86       53.39            NA        69.66          7.1
5/1/87        186.42          70.00      360.05          5.1
6/11/87        50.46          55.00       92.35          4.5
6/11/87        38.53            NA        77.75          4.5
7/31/87        13.10          57.52       20.04          6.7
8/26/87        55.92          23.75       70.88          NC
8/31/87        19.55            NA        30.64          5.0
8/31/87        10.98          60.00       17.01          4.2
10/6/87        56.48            NA        73.11          5.6
3/15/88       297.63            NA       414.95          6.1
6/2/88         27.26            NA        28.45          5.4
6/30/88       137.78         677.00      215.36          6.0
8/30/88       768.62            NA     1,090.55         10.7
3/31/89       773.62         180.00      557.30          7.9
5/26/89       136.47            NA       250.42          4.5
5/29/90         9.87                      11.04          9.9

--------------------------------------------------------------------------------
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available
NC - Not Computed
--------------------------------------------------------------------------------

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

/s/  Frank McGuire
-----------------------------------------
     Frank McGuire
     Acting Corporate Policy and Economic Analysis

                                    PART 11

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:      Parenthetical references to exhibits in the description of
--------
               Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2
               below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

  2.1   --     Agreement and Plan of Reorganization dated March 18, 1997 between
               The Bank of The Southwest, National Association. and Norwest
               Corporation, (included in Proxy Statement-Prospectus as Appendix
               A).

  2.2   --     Amendment to Agreement dated April 11, 1997 between The Bank of
               The Southwest, National Association. and Norwest Corporation
               (included in Proxy Statement-Prospectus as Appendix A).

  3.1   --     Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated
               June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and Exhibit 3 to Norwest's Current Report on
               Form 8-K dated June 3, 1997 (filed June 10, 1997)).

  3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4 -- Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26, 1996).

  3.1.5 Certificate of Designations with respect to the 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

  3.2   --     By-Laws (incorporated by reference to Exhibit 3(i) to Norwest's
               Quarterly Report on Form 10-Q for the quarter ended March 31,
               1997).

  4     --     Rights Agreement, dated as of November 22, 1988, between Norwest
               Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

  4.1   --     Certificate of Adjustment, dated July 21, 1989, to Rights
               Agreement (incorporated by reference to Exhibit 3 to Norwest's
               Form 8 dated July 21, 1989).

  4.2   --     Certificate of Adjustment, dated June 28, 1993, to Rights
               Agreement (incorporated by reference to Exhibit 4 to Norwest's
               Form 8-A/A dated June 29, 1993).

  5     --     Opinion of Stanley S. Stroup, counsel to Norwest.

  8     --     Opinion of Philips and Associates, P.C.*

 23.1   --     Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2   --     Consent of KPMG Peat Marwick LLP.

 23.3   --     Consent of Philips and Associates, P.C.

 24     --     Powers of Attorney.

 99     --     Form of proxy for Special Meeting of Shareholders of The Bank of
               The Southwest, National Association

____________________________
*To be filed by amendment.

ITEM 22.  UNDERTAKINGS

  (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 22, 1997.

                              NORWEST CORPORATION

                              By:  /s/ Richard M. Kovacevich
                                   -------------------------
                                   Richard M. Kovacevich
                                   Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on July 22, 1997 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich               Chairman and Chief Executive Officer
---------------------------------
    Richard M. Kovacevich               (Principal Executive Officer)

/s/ John T. Thornton                    Executive Vice President and Chief
---------------------------------
    John T. Thornton                         Financial Officer
                                        (Principal Financial Officer)

/s/ Michael A. Graf                     Senior Vice President and Controller
---------------------------------
    Michael A. Graf                     (Principal Accounting Officer)

J.A. BLANCHARD III              )
LES S. BILLER                   )
DAVID A. CHRISTENSEN            )
PIERSON M. GRIEVE               )
CHARLES M. HARPER               )
WILLIAM A. HODDER               )
LLOYD P. JOHNSON                )
REATHA CLARK KING               )                A majority of the
RICHARD M. KOVACEVICH           )                Board of Directors*
RICHARD D. McCORMICK            )
CYNTHIA H. MILLIGAN             )
BENJAMIN F. MONTOYA             )
IAN M. ROLLAND                  )
MICHAEL W. WRIGHT               )

______________

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                            Form of
Number                  Description*                               Filing
------                  ------------                               ------

  2.1     Agreement and Plan of Reorganization dated March 18,
          1997 between The Bank of the Southwest, National
          Association and Norwest Corporation (included in Proxy
          Statement-Prospectus as Appendix A).

  2.2     Amendment to Agreement dated April 11, 1997 between The
          Bank of The Southwest, National Association and Norwest
          Corporation (inlcuded in Proxy Statement-Prospectus as
          Appendix A).

  3.1 Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and
          Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997 (filed June 10, 1997)).

  3.1.1   Certificate of Designations of Powers, Preferences, and
          Rights of Norwest ESOP Cumulative Convertible Preferred
          Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2 Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3 Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4   Certificate of Designations with respect to the 1996
          ESOP Cumulative Convertible Preferred Stock
          (incorporated by reference to Exhibit 3 to Norwest's
          Current Report on Form 8-K dated February 26, 1996).

  3.1.5   Certificate of Designations with respect to the 1997
          ESOP Cumulative Convertible Preferred Stock
          (incorporated by reference to Exhibit 3 to Norwest's
          Current Report on Form 8-K dated April 14, 1997).

  3.2     By-Laws (incorporated by reference to Exhibit 3(i) to
          Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

Exhibit                                                            Form of
Number                 Description*                                Filing
------                 ------------                                -------
  4 Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A.
          (incorporated by reference to Exhibit 1 to Norwest's
          Form 8-A dated December 6, 1988).

  4.1     Certificate of Adjustment, dated July 21, 1989, to
          Rights Agreement (incorporated by reference to Exhibit
          3 to Norwest's Form 8 dated July 21, 1989).

  4.2     Certificate of Adjustment, dated June 28, 1993, to
          RightsAgreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

  5       Opinion of Stanley S. Stroup, counsel to Norwest.          Electronic
                                                                    Transmission

  8       Opinion of Philips and Associates, P.C.**


  23.1    Consent of Stanley S. Stroup (included as part of
          Exhibit 5 filed herewith).

  23.2    Consent of KPMG Peat Marwick LLP.                          Electronic
                                                                    Transmission

  23.3    Consent of Philips and Associates, P.C.                    Electronic
                                                                    Transmission

  24      Powers of Attorney                                         Electronic
                                                                    Transmission

  99      Form of proxy for Special Meeting of Shareholders of       Electronic
          The Bank of The Southwest, National Association           Transmission

_________________________
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.

** To be filed by amendment.